As filed with the Securities and Exchange Commission on January 8, 1999
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              LOG ON AMERICA, INC.
                 (Name of Small Business Issuer in its Charter)

                                       7375                     05-0496586
        Delaware           (Primary Standard Industrial      (I.R.S. Employer
(State of Incorporation)   Classification Code Number)       Identification No.)

                              --------------------

                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
                   (Address and telephone number of principal
               executive offices and principal place of business)

                              --------------------

                            David R. Paolo, President
                              Log On America, Inc.
                                 3 Regency Plaza
                         Providence, Rhode Island 02903
                                 (401) 459-6298
            (Name, address and telephone number of agent for service)

                                   Copies to:

Michael H. Freedman, Esq.                     Lawrence B. Fisher, Esq.
Silverman, Collura, Chernis & Balzano, P.C.   Orrick, Herrington & Sutcliffe LLP
381 Park Avenue South, Suite 1601             30 Rockefeller Plaza, 40th Floor
New York, New York  10016                     New York, New York 10112
Telephone (212) 779-8600                      Telephone (212) 506-3660
Facsimile (212) 779-8858                      Facsimile (212) 506-3730

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________


      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________________

      If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________


      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                                                       Proposed
                                                                  Proposed Maximum     Maximum
Title of Each Class of Securities to be            Amount to be   Offering Price Per   Aggregate Offering  Amount of
Registered                                         Registered     Share(1)             Price (1)           Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                       2,300,000(2)        $7.50             $17,250,000            $4,795.50
---------------------------------------------------------------------------------------------------------------------------
Representative's Warrants to purchase
shares of Common Stock                               200,000           $.0001                $20                  $0(4)
---------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise of
Representative's Warrants                            200,000(3)        $9.00              $1,800,000             $500.40
---------------------------------------------------------------------------------------------------------------------------
Common Stock held by Selling
Securityholders                                    1,896,116           $7.50             $14,220,870            $3,953.40
---------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants held
by Selling Securityholders                         1,131,921(3)        $7.50            $8,489,407.50           $2,360.06
---------------------------------------------------------------------------------------------------------------------------
Total                                              5,728,038             --              $41,760,305           $11,609.36
===========================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

(2) Includes 300,000 shares of Common Stock Issuable upon exercise of an over-allotment option granted to the Underwriter.

(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.

(4)   No  registration  fee is required  pursuant to Rule 457 of the  Securities
      Act.

                  SUBJECT TO COMPLETION, DATED JANUARY 8, 1999

                                2,000,000 Shares

                              LOG ON AMERICA, INC.

                                  Common Stock

      This is an initial public offering of shares of Common Stock of Log On America, Inc. ("LOA") No public market currently exists for our shares. We anticipate that the initial public offering price will be between $7.00 and $8.00 per share. We have applied to list the Common Stock on the American Stock Exchange ("AMEX") under the symbol "LOA." The market price of the securities may differ after the offering.

      Please see the Risk Factors beginning on page 7 to read about certain factors you should consider before buying shares of Common Stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                                                    Per Share         Total
                                                    ---------         -----
      Initial public offering price..............   $                 $
      Underwriting discount......................   $                 $
      Proceeds, before expenses, to LOA..........   $                 $

      This Prospectus also relates to the registration for resale of 1,896,116 shares of Common Stock and 1,131,921 shares of Common Stock underlying warrants for the purchase of Common Stock held by certain Selling Securityholders identified in this Prospectus. Such shares may not be sold for a period of twelve months from the effective date of this Prospectus without the prior written consent of Security Capital Trading, Inc. LOA will not receive any proceeds from the sale of such shares.

      The Underwriters may, under certain circumstances, purchase up to an additional 300,000 shares from LOA at the initial public offering price less the underwriting discount.

     This Offering is a "firm commitment" underwriting. This means that all 2,000,000 shares must be purchased by the principal Representative (subject to certain conditions) if it purchases any of the shares. The Underwriters expect to deliver the shares against payment in New York, New York on __________, 1999.

      The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.

                         SECURITY CAPITAL TRADING, INC.

                         Prospectus dated _______, 1999

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE REPRESENTATAIVE AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRITPION OF THESE ACTIVITIES, SEE "UNDERWRITING."

      LOA is not currently a reporting company under the Securities and Exchange Act of 1934, and therefore has not filed any reports with the Securities and Exchange Commission. Upon completion of this offering, LOA intends to register under the Exchange Act and furnish its stockholders with annual reports containing audited financial statements reported on by independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

(Picture of man holding phone on the left);             The words "Bridging  the
                                                        Gap  Between Voice, Date
                                                        and the Internet" on the
                                                        right,  along  the  with
                                                        Company logo.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial statements and the notes relating thereto, appearing elsewhere in this Prospectus. Unless otherwise specified, all information in this Prospectus assumes an initial public offering price of $7.50 and no exercise of the Underwriter's over-allotment option. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and notes thereto.

                                   The Company

      Log On America, Inc. ("LOA") is a Northeast regional competitive local exchange carrier ("CLEC") and Information/Internet Service Provider ("IISP") positioning itself to provide a full range of Internet, voice, data and cable programming solutions to commercial clients. The majority of our current operations is providing dedicated access lines for commercial accounts. We currently maintain a national dial-up Internet service along with commercial Internet Protocol ("IP") transit throughout the Northeast. We, along with our predecessor entities, have been providing on-line services, and related products, to individual and corporate clients since November, 1992. We were recently approved as a competitive local exchange company in the State of Rhode Island. We believe our CLEC status will allow us to provide a full range of local telecommunication services to our customers such as voice, data and the Internet. Our clients include residential users, Internet Exchange Carriers ("IXC"), Internet Services Provides ("ISP"), wireless carriers and business, government and institutional end users. We intend to provide to our clients all of all of our services in selected cities with a population of 200,000 to 1,000,000.

      In 1997, Log On America, Inc., a Rhode Island corporation ("LOARI") sold 100% of its assets to Global Telemedia International, Inc. ("GTMI") and agreed to change its name to Tekcom, Inc. In consideration of the sale of LOARI, GTMI agreed to: (i) assume all outstanding liabilities of LOARI; and (ii) pay LOARI shareholders 20% of the value of all LOARI business on the third anniversary of the purchase ("Contingent Sum"). To transfer the assets and liabilities of LOARI, GTMI formed a wholly owned subsidiary, System 4, Inc. System 4, Inc., a Delaware corporation, changed its name to Log On America, Inc. in July 1997.

      Wan Secure, Inc. ("WS") was organized in Delaware in January 1998 to purchase 100% of the outstanding capital of LOA from GTMI. Pursuant to such acquisition, LOA became a wholly owned subsidiary of WS. In consideration for the purchase, WS executed a note in the amount of $100,000 (the "GTMI Note"). The GTMI Note was personally guaranteed by David R. Paolo, WS's majority shareholder. In September 1998, WS effected a merger with and into LOA whereby WS was the survivor. Simultaneously with the merger, WS changed its name to Log On America., Inc.

      In and around February 1998, 100% of the shareholders of Tekcom, Inc. (formerly LOARI) agreed to surrender and release all rights and claims to the Contingent Sum. As consideration for such surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of LOA. In July 1998, GTMI accepted a settlement of the GTMI Note. In consideration for such settlement, GTMI received $25,000.

      As a result of the aforesaid transactions, we are a successor in interest to WS, System 4, Inc. and LOARI.

     We incorporated in Rhode Island ("LOARI") in 1992 and, subsequent to the aforesaid transactions, we are now a Delaware corporation. Our principal offices are located at 3 Regency Plaza, Providence, Rhode Island 02903, telephone (401) 459-6298, facsimile (401) 459-6222, email: paolo@loa.com, and we maintain a website at "www.loa.com." Nothing contained on our website should be construed as a part of this Prospectus.

                                  THE OFFERING

Shares of Common Stock
Offered by LOA..........2,000,000  shares  of  Common  Stock  (2,300,000  if the
                        Underwriter's  over-allotment  option  is  exercised  in
                        full).

Securities Outstanding
Upon Completion of
this Offering...........6,610,716shares of Common Stock issued and  outstanding
                        (6,910,716 if the Underwriter's over-allotment option is exercised in full)(1).

Use of Proceeds.........We intend to use the net  proceeds  from the sale of the
                        Common Stock to: (i) finance network expansion and equipment upgrades, (ii) strategic acquisitions, (iii) marketing and sales activity, and (iv) working capital and general corporate purposes.

Risk Factors............The  shares of Common  Stock  offered  by us are  highly speculative, involve a high degree of risk and immediate and substantial dilution and should not be purchased by an investor who cannot afford the loss of his or her entire investment.

Proposed American Stock
Stock Exchange Symbol .."LOA"

---------------------------

(1) Excludes (i) 1,131,922 shares of Common Stock reserved for issuance upon the exercise of warrants; and (ii) 200,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants.

                             Summary Financial Data

      The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1997 and 1996, and the balance sheet data for the year ended December 31, 1997 are derived from LOA's audited Financial Statements included elsewhere in this Prospectus. The statement of operations data for the nine month periods ended September 30, 1998 and 1997, and the balance sheet data for the nine month period ended September 30, 1998 have been derived from unaudited financial statements and include all adjustments (consisting of only normal recurring adjustments) that LOA considers necessary for a fair statement of the results of such interim periods. The operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                            For the Nine
                                            Months Ended           Year Ended
                                            September 30,          December 31,
                                            -------------          ------------
                                            (unaudited)

                                          1998        1997      1997       1996
                                          ----        ----      ----       ----
Statement of Operations Data:

Revenues                              $   551,304  $ 217,038  $ 351,560  $ 186,702
Total Operating Costs
 and Expenses                         $   727,249    382,395    629,584    323,517
Net loss                              $  (178,228) $(167,825) $(280,001) $(163,036)
                                      ===========  =========  =========  =========
Basic and diluted net loss per share  $      (.05) $  (1,661) $  (2,772) $  (1,614)
Shares used in computing basic and
 diluted net loss per share             3,708,770        101        101        101

                                     December 31, 1997        September 30, 1998
                                     -----------------        ------------------
                                                                  (Unaudited)

                                          Actual           Actual           As Adjusted(1)

Balance Sheet Data (end of period):

Cash...........................             --             $ 69,911         $13,823,145
Working Capital (Deficit)......          (384,126)         $(279,870)       $13,551,640
Total Assets...................           362,655          $ 602,204        $16,711,438
Total Debt.....................            22,796          $  18,486        $         0
Total Liabilities..............           463,396          $ 454,908        $   364,142
Stockholders' Equity
  (Deficit)....................          (100,741)         $ 147,296        $16,347,296

----------
(1) The as adjusted balance sheet data as of September 30, 1998 gives effect to (i) the completion on December 22, 1998 of a private placement of 369,216 shares of Common Stock at $3.25 per share ("December Placement"); and (ii) the 2,000,000 shares offered hereby at an assumed initial offering price of $7.50 per share and the application of the net proceeds therefrom.

                                  RISK FACTORS

      The shares of Common Stock offered hereby are highly speculative in nature and involve a high degree of risk. Therefore each prospective investor should consider very carefully certain risks and speculative factors inherent in and affecting our business prior to the purchase of any of the shares of Common Stock offered hereby, as well as all of the other matters set forth elsewhere in this Prospectus.

Limited Operating History - Anticipated Future Losses.

      Our historical financial data is not reliable as a basis upon which to predict our future revenues or operating expenses for a number of reasons, including our limited operating history, the emerging nature of the Internet industry, and our growth strategy.

      In addition, we have suffered recurring losses from operations since our inception and have recorded limited revenues to date and expect to operate at a loss for the foreseeable future. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies with a limited operating history. For example, since 1992, we have incurred substantial operating losses and as of September 30, 1998, our accumulated deficit was approximately $178,228. The continuation of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations. Although we intend to expand our marketing of products and services, no assurance can be given that we will be able to achieve these objectives or that, if these objectives are achieved, we will ever be profitable. Such operations will also require additional financing for us in the form of debt or equity. There can be no assurance that we will be able to achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. If we are unsuccessful in addressing any of these risks, it could have a material adverse effect on our business, results of operations and financial condition.

      Planning the development of our business, and accurately predicting our future revenues and expenses, is difficult because our business and the industry in which we compete are in the early stages of development. We also expect that, as in many new industries, there will be intense competition. Our potential customers and users will be intensely competitive. Our potential customers and users will experiment with many different products until it becomes apparent which ones work best. We believe that this will result in a wide range of pricing models for a variety of difference services and will decrease the predictability of our revenues.

      In addition, at this early state of development, our business and financial condition could be damaged materially by cancellation or non-renewal of existing or future client contracts. This could happen if the perceived value of our services falls below the expectations of our current or prospective clients, or for many other reasons. Given the possibility of such revenue fluctuations, we do not believe that quarterly comparisons of the results of our operations during any fiscal year or from year to year are necessarily meaningful or useful to predict future results. Also, the price at which our securities trade may be subject to substantial volatility because of fluctuations in our financial results.

Significant Capital Requirements; Dependence on Offering Proceeds; Need for Additional Financing.

      We anticipate, based on our currently proposed plans and assumptions, that the proceeds of the sale of the shares of Common Stock offered hereby will be sufficient to satisfy our contemplated cash requirements for at least the 12 month period following the consummation of this Offering. After such time, we will require additional funding. There is no current arrangements with respect to sources of additional financing. There can be no assurance that other additional financing will be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse effect on us, including possibly requiring us to curtail or cease operations. To the extent that any future financing involves the sale of our equity securities, our then existing stockholders shares, including investors shares in this Offering, would be substantially diluted. To the extent we incur indebtedness or otherwise issues debt securities, we will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on such indebtedness.

Limited Sales Force and Channels of Distribution.

      Currently we have a limited number of sales and marketing employees and we have not established distribution channels for our services and products. There can be no assurance that we will be able to develop a sufficient sales force and marketing group. The inability to develop a sufficient sales force and marketing group would have a material adverse effect on our business, results of operations and financial condition.

Dependence on Computer Infrastructure; Lack of Insurance.

      Substantially all of our communications hardware and certain of our computer hardware operations are located at our offices in Providence, Rhode Island. There can be no assurance that a system failure at our present location would not adversely affect the performance of our services. Our system is vulnerable to damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have a any secondary "Off-Site" systems or a formal disaster recovery plan.

      Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Liability for Information Retrieved from the Internet.

      There is a risk that materials may be downloaded and distributed to others by the on-line or Internet services operated or facilitated by us or the Internet access providers with which we have a relationship with. In the event this were to happen there is the potential that claims may be made against us for defamation, negligence, copyright or trademark infringement or some other theory. Such claims or the imposition of liability may have a material adverse effect on our business, results of operations and financial condition.

Internet Security and E-Commerce Risks.

      A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate our users' personal information or credit card information, users could possibly sue us or bring claims against us.

Need to Manage Growth Effectively

      The pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures; expand, train and manage our work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance, and manage multiple relationships with various customers, strategic partners and other third parties. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation, and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customers demands for information on product effectiveness and to better determine which products and services can be developed most profitably.

Dependence on the Internet

      To achieve our objectives, we may have to acquire technologies or products or enter into strategic alliances and acquisitions. For those initiatives to succeed, we must make our existing technology, business, and systems work effectively with those of our strategic partners and any acquired properties without under expense, distraction of management from other priorities or other disruptions to our existing business. Currently, our market is highly dependent upon the increased use of the Internet by consumers for information, publication, distribution and commerce. Our future operating results will depend substantially upon the increased use of the Internet by individuals and companies for information, publication, distribution and commerce. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, access, and quality of service) remain unresolved and may impact the growth of Internet use. If widespread commercial use of the Internet does not develop, our business, results of operations and financial condition will be materially adversely affected.

      Moreover, the success of our services and products depend, in large part, upon the development of an infrastructure for providing Internet access and services. The Internet has experienced, and it is expected to continue to experience, significant growth in the number of users. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth in use. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as the services that we currently offer. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a liable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

Security Risks.

      Although we are not aware of any attempts by programmers or "hackers" to penetrate our network security, there can be no assurance that such actions will not occur in the future. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in the operation of our Web sites, which could have a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. Our business, results of operations, and financial condition could be materially adversely effected if contractual provisions attempting to limit our liability in such areas are not successful or enforceable, or if other parties do not accept such contractual provisions as part of our agreements.

Possibility of Economic Downturn

      Any substantial downturn in economic conditions or any significant increase in the cost of operations in general could significantly depress discretionary consumer spending and, therefore, have a material adverse effect on our sales of products and services. In addition, the future unavailability of attractive financing rates could adversely affect our business.

Management's Discretion in Application of Net Proceeds.

      Our intention is to allocate a substantial amount of the net proceeds of from this Offering to the acquisition, development and marketing of our various business activities. Investors in this Offering will not be able to direct the use of these funds or have any opportunity to review the development and or marketing of products. Investors must therefore rely on our management for directing the expenditure of the Offering proceeds. There can be no assurance that any such acquisition, development or marketing will prove successful.

Internet Competition.

     The Internet connectivity business is highly competitive, and there are no substantial barriers to entry and it is our belief that competition will intensify. Currently, our primary competitors include such companies as: (i) national Internet Service Providers (Netcom On Line Communication Services, Inc., PSINet, Inc., UUNET Technologies, Inc. and BBN Corp.); (ii) regional providers; (iii) on-line service provide (America Online, Inc.); and (iv) regional telephone companies and long distance companies such as MCI Worldcom, Inc. and AT&T Corp. Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than us, and may have significant competitive advantages through other lines of business and existing business relationships. Furthermore, additional major media and other companies with financial and other resources substantially greater than ours may introduce new Internet products and services addressing these markets in the future. Our future growth and profitability will depend, in part, upon consumer and commercial acceptance of our voice, data and Internet technology, and significant penetration of our Internet related products and services. There can be no assurance that our competitors will not develop products or services that are superior to ours or achieve greater market acceptance than our products and services. Competition could have a material adverse effect on our ability to consummate arrangements with clients or enter into strategic business alliances, or on our business, financial condition and results of operations. Moreover, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Regulation, Rules and Governing Law.

      We are currently subject to regulation by the Federal Communications Commission ("FCC") and related state agencies. Additionally, we may be required to file related applications with the FCC.

      In so far as the Internet is a relatively new medium, the legal obligations and First Amendment rights of service providers and participants in the Internet, are not well defined and are evolving. The Internet has not been subject to regulation by the FCC or other governmental agencies, and standards applicable to print publishers and television in respect of the law of defamation and obscenity are not clearly applicable to the Internet. To the extent these issues have been considered by the courts, outcomes have not been uniform.

      In 1996, Congress passed a telecommunications act which, among other things, includes protection from liability for Internet providers who take steps to prevent defamatory material from being published on the Internet and also includes provisions to protect children from indecent material on the Internet. Certain provisions of that legislation regarding the imposition of criminal penalties for publication of indecent materials on the Internet were recently held to be unconstitutional by the United States Supreme Court. In addition, the adoption of additional laws in the United States and in foreign countries could adversely affect our business

No Assurance as to Future Acquisitions.

      Our business plan calls for the acquisition of certain competitors. Our ability to achieve our expansion plans depends in large part on our sound business judgment relative to quality targets and our negotiating strength. There can be no assurance, however, that our acquisition targets will be receptive to our proposals or that we will be able to enter into acquisition agreements on acceptable terms, if at all. Moreover there can be no assurance that once acquisitions are made they will have a positive effect on our operations.

Early Stage Products and Technology.

      The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequently introduced new services, products and enhancements and changing customer demands. Our products and technology will depend, in part, upon the ability to develop and manage customer applications of those products and technologies. Many of our anticipated products and service applications are in the early stages of development and/or marketing, and are subject to the risks inherent in the development and marketing of new products and services. Many of our competitors have already introduced products that include one or more of the features incorporated in our products. We expect that our competitors may attempt to replicate the technology of our products or employ competing technologies, if our products are commercially successful. Our risks include competition from telecommunication companies, computer software, and technology or service companies, failure of our products to attain widespread acceptance in the marketplace, and the development of unforeseen design or engineering problems with our products and applications. There can be no assurance that these or other risks associated with new product and service development or introduction will not occur. The occurrence of one or more of these risks could have a materially adverse effect on our financial condition and operating results.

Dependence on Third Party Suppliers.

      We depend in large part on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Bell Atlantic Corp. and MCI Worldcom, Inc.. Although this access is available from several alternative suppliers, there can be no assurance that we can obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company (Bell Atlantic) to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform as we require could materially adversely affect our business, operations, and financial condition.

Dependence on Key Personnel.

      Our ability carry out our proposed activities will be dependent, to a substantial degree, upon the efforts of our CEO, David Paolo. The loss of the services of Mr. Paolo, or his incapacity to perform his duties would have a material adverse effect upon our activities and prospects. We do not have key man life insurance coverage on the life of Mr. Paolo. Our success is also dependent on our ability to recruit and motivate high quality personnel. There can be no assurance that we will be able to hire and retain such personnel. The loss of the services of any of our key employees or officers could adversely affect on our business.

Dilution of Common Stock.

      Dilution represents the difference between the offering price and the net tangible book value per share immediately after the completion of the Offering. The net tangible value of the presently outstanding shares will, at no
additional  cost  to  the  holders  thereof, be  increased  from   approximately

$.03 per share as of September 30, 1998 to $.29 per share as of December 22, 1998 as a result of our $1,200,000 private placement of 369,216 shares of Common Stock ("December Placement"). The net tangible book value will increase to $2.47 if all of the shares are sold in this Offering ($2.69 if the Underwriter's over-allotment is exercised in full). The shares of Common Stock acquired by the public investors at $7.50 per share will have the same net tangible book value of $2.47 per Share ($2.69 if the Underwriter's over-allotment is exercised). Investors in this Offering will thus suffer an immediate loss of $5.03 per share ($4.81 if the Underwriter's over-allotment is exercised in full) in the net tangible book value of each share purchased.

Control by Directors and Executive Officers.

      Upon completion of this Offering, our present Stockholders will own approximately 70% of the then outstanding shares of Common Stock. Therefore, the majority of outstanding shares will be owned by our existing Stockholders and these shareholders will poses voting control, giving them the ability to amend corporate filings, elect all of our board of directors, and otherwise control all matters requiring approval by our the shareholders, including approval of significant corporate transactions. The purchasers of the shares of Common Stock offered hereby would have no effective voice in our management and we would be controlled by the existing Stockholders.

No Prior Public Market.

      Prior to the Offering, there has been no public market for our Common Stock. Although we intend to apply for listing of the Common Stock offered hereby on the American Stock Exchange, there can be no assurance that an active trading market will develop or be maintained. The market prices for securities of Internet companies have historically been volatile. Factors that could cause the market price of the Common Stock to fluctuate substantially include but are not limited to:

o     future technological innovations;

o     new commercial products;

o     changes in regulation;

o     period to period fluctuations in financial performance; and

o     fluctuations in the securities markets.

      Such price changes have often been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

Arbitrary Determination of Offering Price

      Our initial public offering price for the shares of Common Stock offered hereby will be determined by negotiations between us and Security Capital Trading, Inc. ("Security Capital"), the Representative of several Underwriters, and may bear no relationship to the price at which the

Common Stock may trade after completion of this Offering. Factors which may be considered in determining the initial public offering price include but are not limited to:

o the information set forth in this Prospectus and otherwise available to Security Capital;

o     the history of and the prospects for the industry in which we operate;

o     the assessment of our management;

o     our past and present operations;

o     our prospects for future earnings;

o     the present state of our development;

o the general condition of the securities markets at the time of this Offering; and

o the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

      A decline in the trading price of the Common Stock could also impact negatively upon our ability to raise additional equity capital in the future.

Impact of Potential AMEX Delisting on Marketability of Securities; Broker\Dealer Sales of Our Securities.

      We intend to list our Common Stock on the American Stock Exchange ("AMEX"). AMEX has rules which establish criteria for the continued listing of securities on AMEX. Generally, AMEX will consider delisting or suspending a company based on, among other things, the following criteria: Stockholders' equity, operating losses, reduced market value of publicly held shares, substantial disposition of assets, and total number of shareholders.

      If we were to continue to incur operating losses, we might be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from AMEX. If our securities are delisted, an investor would find it more difficult to dispose of our securities or to obtain accurate quotations as to the price of our securities. Any news coverage concerning our delisting may also adversely affect an investor's ability to dispose of our securities. In addition, if our securities were delisted, they would likely be subject to a rule that imposes additional sales practice requirements on broker\dealers who sell such securities to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker\dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale, as well as disclosing certain information concerning the risks of purchasing low priced securities on the market for such securities. Consequently, delisting, if it occurred, would adversely affect the ability of broker\dealers to sell our securities and would make subsequent financing more difficult.

Penny Stock Regulation.

      If we are unable to meet the AMEX listing or maintenance requirements and the price per share of our Common Stock were to drop below $5.00 per share, then our securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. Under such rule, broker\dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on AMEX and equity securities issued by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk of disclosure schedule explaining the penny stock market and the risks associated therewith.

Shares Eligible for Future Sale.

      Upon completion of this Offering, we will have 6,610,716 shares of Common Stock outstanding (6,910,716 shares if the Underwriter's over-allotment option is exercised in full). The 2,000,000 shares of Common Stock offered hereby (2,300,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as such term is defined in Rule 144 promulgated under the Securities Act. The outstanding shares of Common Stock prior to the Offering are "restricted securities" within the meaning of Rule 144. Restricted securities may only be sold in private transactions or pursuant to Rule 144. In addition, an aggregate of 1,131,922 shares are issuable upon the exercise of outstanding warrants. All of such shares will be restricted securities when issued, unless registered.

     We along with our Stockholders and our warrant holders have agreed to not (without the prior written consent of Security Capital), directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any shares of LOA's Common Stock or other similar securities for a period of twelve months after the Offering. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding warrants) in the public market after the Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material affect on our ability to raise any necessary capital to fund its future operations.

No Dividends.

      We have never paid dividends on our Common Stock and do not contemplate paying dividends in the foreseeable future. It is Management's present intention to retain future earnings, if any, for use in our business.

Possible Anti-Takeover Effects of Delaware Law

     We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquires at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock. This provision of the Delaware law could delay and make more difficult a business combination even if the business combination would be beneficial, in the short term, to the interests of our stockholders and also could limit the price certain investors might be willing to pay in the future for shares of our Common Stock.

Limitation of Liability and Indemnification.

      Our certificate of incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, and provides that we shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

         We may enter into indemnification agreements with its directors and officers which may require it, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

Year 2000.

      Like many other entities, we are currently assessing our computer software and database with respect to its functionality beyond the turn of the century. The extent and estimated cost of the modifications which will be required cannot yet be determined, although it is expected that such expenditures will not have a material effect on the financial condition and results of our operations.

      In June, 1998, we began converting our computer system to be year 2000 compliant. As of December 15, 1998, all of our non-IT systems were compliant. As of December 15, 1998, we spent $1,500 on our Year 2000 compliant efforts. This figure includes all labor and expenses.

Lack of Experience of the Representative.

      Security Capital Trading, Inc. has participated as a Representative in only two public offerings of securities since commencing operations in June 1995. Security Capital's lack of experience may have an adverse effect on its ability to market the securities offered hereby as well as the development and maintenance of a trading market for our securities following the Offering. Security Capital's inexperience may result in its inability to correctly utilize over-allotment, stabilization and market maintenance strategies that more experienced Underwriters utilize to assist in maintaining orderly trading markets. This may adversely affect the price of our Common Stock and the ability of purchasers in the Offering to resell their shares.

Risks Associated with Forward Looking Statements.

      This Prospectus contains "forward-looking statements," which can be identified by the use of such words as "intend," "anticipate," "believe," "estimate," "project," or "expect" or similar statements. The statements in "Risk Factors" are cautionary statements. They identify important factors, with respect to forward-looking statements, that could cause actual results to differ materially from those forecasted in such statements. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                                 USE OF PROCEEDS

      The net proceeds to LOA from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $12,725,000, and $14,682,500 if the Underwriter's over-allotment option is exercised in full, (assuming an initial offering price of $7.50 per share), after deducting underwriting discounts and commissions, and other estimated expenses of approximately $325,000 payable by LOA.

      LOA anticipates using the net proceeds from the Offering as follows::

                                     Amount($):                    Percent(%)(1)
                                    -----------                    -------------
Network expansion and
  equipment upgrades(2)             $4,700,000                         36.9%

Strategic acquisitions(3)           $4,100,000                         32.2%

Marketing and sales(4)              $2,000,000                         15.7%

Working capital and
  general corporate purposes(5)     $1,925,000                         15.1%

--------------------------

(1)   Assumes no exercise of the Underwriter's over-allotment option.

(2) LOA intends to purchase routing and switching equipment to continue its network buildup of the specific products and services which is currently offered.

(3)   LOA  does  not   currently   have  any  plans  or   agreements   regarding
      acquisitions.

(4)   LOA  intends  to  hire  additional  sales  and  marketing  personnel   and
      advertise in various media sources.

(5) Working capital and general corporate purposes consist primarily of selling general and administrative expenses. Proceeds from the sale of the over-allotment option, if any, will be used for working capital and general corporate purposes.

      The foregoing represents LOA's best estimate of its allocation of the net proceeds from the sale of shares of Common Stock offered hereby based on the current state of LOA's business operations, LOA's current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or for additional purposes. Accordingly, LOA will have broad discretion as to the application of the net proceeds.

      LOA believes that the net proceeds of this Offering will be sufficient to meet its projected needs for working capital and capital requirements through at least the 12 months following completion of this Offering. Pending such uses, LOA intends to invest the net proceeds from this Offering in interest bearing accounts, certificates of deposit, money market funds or other short term investments.

                                 CAPITALIZATION

      The following table sets forth the capitalization of LOA: (i) as of September 30, 1998; and (ii) as adjusted to give effect to (a) the completion of the December Placement of 369,216 shares of Common Stock at $3.25 per share and the application of the estimated net proceeds therefrom; and (b) the consummation of the Offering at an assumed initial public offering price of $7.50 per share and the application of the estimated net proceeds therefrom which include the repayment of all outstanding debt. The table should be read in conjunction with the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                    September 30, 1998
                                                    ------------------

                                             Actual               As Adjusted(1)
                                             ------               --------------
Long Term Note Payable: .................  $  12,490                       --
Stockholders' Equity (deficit):
 Common Stock, $.01 par value;
 20,000,000 shares  authorized,
 4,241,500 issued and outstanding
 as of September 30, 1998; and
 6,610,716 issued and outstanding,
 as adjusted ............................  $  18,070               $     41,762
Additional paid-in capital(2) ...........  $ 307,454               $ 16,483,762
                                           ---------               ------------
Accumulated deficit .....................  $(178,228)              $   (178,228)
                                           ---------               ------------
     Total Stockholders' equity .........  $ 147,296               $ 16,347,248
                                           ---------               ------------
     Total capitalization ...............  $ 147,296               $ 16,347,248
                                           =========               ============

----------
(1) Does not include: (i) 1,000,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing January 15, 1999 at an exercise price of $1.00 per share; (ii) 13,076 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, which warrants are exercisable during the four year period commencing December 3, 1999 and expiring December 3, 2003 at $3.90 per share; 23,845 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, which warrants are exercisable during the four year period commencing December 23, 1999 and expiring December 23, 2003 at $3.90 per share; (iii) 50,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing December 31, 1998 at $3.50 per share; (iv) 45,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at $3.25 per share; (v) 300,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option; and (vi) 200,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants exercisable during the four year period commencing one year from the date of this Prospectus at an exercise price of 120% of the public offering price.

(2) In January, 1998 the board of directors of LOA approved a change in authorized common stock from 1,000 shares at no par value to 5,000,000 shares at $.01 par value. Simultaneously, the President of the Company and then sole shareholder exchanged his 1,000 shares for 1,958,620 shares of the newly authorized $.01 par value stock. In addition, the President received 475,980 shares of stock issued as a result of the settlement with the Tekcom Contingent Sum holders.

                                 DIVIDEND POLICY

      LOA has never paid any dividends on its Common Stock. LOA does not intend to declare or pay dividends on the Common Stock, but to retain earnings, if any, for the operation and expansion of LOA's business. Dividends will be subject to the discretion of the Board of Directors and will be contingent on future earnings, if any, LOA's financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant.

                                    DILUTION

      Purchasers of the shares of Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. As of September 30, 1998, LOA had a net tangible book value of $147,296, approximately $.03 per share of Common Stock. After considering LOA's December Placement of 369,216 shares at $3.25 per share, the net tangible book value per share at December 22, 1998 is $.29 per share. Without taking into account any other changes in such net tangible book value of LOA after December 22, 1998, other than to give effect to the sale of all of the shares of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share, the net tangible book value on December 22, 1998, would have been $16,347,296 or $2.47 per share, which represents an immediate increase in the net tangible book value of approximately $2.18 or an increase of 752% per share to existing Stockholders and an immediate dilution of $5.03 per share or 67% to new investors. The following table illustrates this per share dilution:

Assumed initial public offering
 price per share ...............................            $7.50

Net tangible book value
 per share as of September 30, 1998.............   $ .03

Increase per share attributable
 to December Placement..........................            $0.26

Increase per share attributable
 to this Offering...............................   $2.18

Net tangible book value per share
 after this Offering............................            $2.47

Dilution per share to new investors
 post December Placement........................            $5.03

      The following table summarizes, as of December 31, 1998, the number of shares of Common Stock purchased from LOA, the total consideration paid to LOA and the average price per share paid by existing Stockholders and by new investors.

                           Shares Purchased(1)   Total Consideration
                           -------------------   -------------------
                                                                       Average
                                                                       Price
                           Number      Percent    Amount    Percent    Per Share
                           ------      -------    ------    -------    ---------
Existing
Stockholders............  4,610,716       70%   $1,525,524     9%       $ .33

New Investors...........  2,000,000       30%   $15,000,000   91%       $7.50
                          ---------       ---   -----------   ---        ----

      Total.............  6,610,716      100%   $16,525,524  100%
                          ---------      ----   ----------   ----

(1) Does not include (i) 1,000,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the five year period commencing January 15, 1999 at an exercise price of $1.00 per share; (ii) 36,921 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December, 1999 at $3.90 per share; (iii) 50,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at $3.50 per share; and (iv) 45,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants exercisable during the four year period commencing December 31, 1998 at $3.25 per share; (v) 300,000 shares of Common Stock issuable upon the exercise of the Underwriter's over-allotment option; and (vi) 200,000 shares of Common Stock reserved for issuance upon there exercise of the Representative's Warrants exercisable during a four year period commencing one year from the date of this Prospectus at an exercise price of 120% of the initial public offering price. Should the Underwriter's over-allotment option be exercised, the new investors will hold 2,300,000 shares of Common Stock representing 33.3% of the outstanding shares of Common Stock after the Offering. The proceeds of $17,250,000 would represent approximately 92% of the total consideration paid by investors.

                             SELECTED FINANCIAL DATA

      The following table sets forth selected financial information with respect to LOA as of and for the periods indicated. The statement of operations data for the years ended December 31, 1997 and 1996, and the balance sheet data for the year ended December 31, 1997 are derived from LOA's audited Financial Statements included elsewhere in this Prospectus. The statement of operations data for the nine month periods ended September 30, 1998 and 1997, and the balance sheet data for the nine month period ended September 30, 1998 have been derived from unaudited financial statements and include all adjustments (consisting of only normal recurring adjustments) that LOA considers necessary for a fair statement of the results of such interim periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period. The selected financial information should be read in conjunction with the financial statements and notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                     For the Nine
                                     Months Ended               Year Ended
                                     September 30,              December 31,
                                     -------------              ------------
                                      (unaudited)

                                   1998         1997         1997         1996
                                   ----         ----         ----         ----
Statement of Operations Data:

Revenues ..................   $   551,304    $ 217,038    $ 351,560   $ 186,702
Total Operating Costs
 and Expenses .............   $   727,249      382,395      629,584     323,517
Net loss ..................   $  (178,228)   $(167,825)   $(280,001)  $(163,036)
                              ===========    =========    =========   =========
Basic and diluted
 net loss per share .......   $      (.05)   $  (1,661)   $  (2,772)  $  (1,614)
Shares used in computing
 basic and diluted
 net loss per share ........    3,708,770          101          101         101


                            December 31, 1997          September 30, 1998
                            -----------------          ------------------
                                                          (Unaudited)

                                 Actual             Actual        As Adjusted(1)
                                 ------             ------        --------------

Balance Sheet Data
(end of period):

Cash                              --               $  69,911       $13,823,145
Working Capital
 (Deficit)                    (384,126)            $(279,870)      $13,551,640
Total Assets                   362,655             $ 602,204       $16,711,438
Total Debt                      22,796             $  18,486       $         0
Total Liabilities              463,396             $ 454,908       $   364,142
Stockholders' Equity
 (Deficit)                    (100,741)            $ 147,296       $16,347,296

(1) The as adjusted balance sheet data as of September 30, 1998 gives effect to (i) the completion on December 22, 1998 of a private placement of 369,216 shares of Common Stock at $3.25 per share ("December Placement"); and (ii) the 2,000,000 shares offered hereby at an assumed initial offering price of $7.50 per share and the application of the net proceeds therefrom.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Certain information contained in this Registration Statement, including in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," contain forward-looking statements. The forward-looking statements contained herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions which include, but are not limited to, the ability of LOA to obtain additional financing, the ability of LOA to implement its acquisition strategy and the success of that strategy, that LOA will continue to design, market and provide successful new services, that competitive conditions will not change materially, that demand for LOA's services will continue to grow, that LOA will retain and add qualified personnel, that LOA's forecasts will accurately anticipate revenue growth and the costs of producing that growth, and that there will be no material adverse change in LOA's business. In light of the significant uncertainties inherent in the forward-looking information included in this Registration Statement, actual results could differ materially from the forward-looking information contained in this Registration Statement. The following discussion and analysis should be read in conjunction with the Selected Financial Data and the Financial Statements and Notes thereto included elsewhere herein

Overview

      LOA is a Northeast regional competitive local exchange carrier ("CLEC") and Information/Internet Service Provider ("IISP") positioning itself to provide a full range of Internet, voice, data and cable programming solutions to commercial clients.

      LOA currently provides a variety of Internet-related services to business organizations, including leased lines, web page hosting, web page design, Internet set-up and sales of DEC Alpha web servers to customers in the State of Rhode Island. LOA has developed a base of corporate and institutional customers for its Internet services and has built the necessary network infrastructure for an Internet service network. The majority of LOA's current operations is providing dedicated access lines for commercial accounts. LOA maintains a national dial-up Internet service along with commercial Internet Protocol ("IP") transit throughout the Northeast. LOA, and its predecessor entities, has been providing on-line services including web page hosting and design, and other related products, to individual and corporate clients since November 1992.

      LOA has been approved as a competitive local exchange company. LOA believes its CLEC status allows it to provide a range of local telecommunication services to its customers including voice, data, and Internet services. Such customers may include residential users, Internet Exchange Carriers ("IXC"), Internet Service Providers ("ISP"), wireless carriers and business, government and institutional end users. LOA believes it will be able to provide typical phone service such as dial tone, toll calls (in-state long distance), long distance, as well as high-speed Internet access, through the use of home cable into a residence.

Currently, LOA is a retail customer of Bell Atlantic. LOA intends to market certain new communication link services to existing customers while attempting to gain additional market share from the ILECs. These new services include, POP-to-Pop Special Access, End-User/IXC Special Access and Private Line.

Results of Operations

Comparison of Nine Months Ended September 30, 1998
to Nine Months Ended September 30, 1997

Revenues

      LOA's revenues are primarily comprised of dial-up, dedicated access service and web services. Revenues grew 154% from $217,038 to $551,304 for the nine months ended September 30, 1998 as compared to the comparable period in 1997. Revenue growth performance is attributable to an increase in sales efforts, services offered and an aggressive marketing campaign in LOA's local market, Rhode Island.

Dial-up

      During 1998, LOA expended significant marketing efforts in Rhode Island to expand its Internet dial-up customer base through billboard advertising, radio media, and target marketing campaigns. As a result, dial-up revenue grew from $58,793 to $177,111 from the nine months ended September 30, 1997 as compared to the comparable period in 1998 for an increase of 200%.

Dedicated Access Service

      During the fourth quarter of 1997, LOA increased its sales efforts for dedicated Internet access service which resulted in higher revenue growth during 1998. As a result, dedicated Internet access service business grew based principally on ISDN, T-1 and High Speed circuit growth. Revenues grew from $115,456 to $314,272 from the nine months ended September 30, 1997 as compared to the comparable period in 1998 for an increase of 172%.

Web Services

      During 1998, Web site hosting and consulting became more important to LOA's new and existing customers as the popularity of the web increased as a business tool. Accordingly, to respond to this increase in demand, LOA increased its sales efforts and increased server capacities and speed. As a result, web services revenue relating to Dial-up access, Point to Point, 384k & 56k Frame Relay, xDSL, Domain Names and Web Page Design & Hosting grew from $32,975 to $51,343 from the nine months ended September 30, 1997 as compared to the comparable period in 1998 for an increase of 56%.

Gross Profit

      Gross profit consists of total revenue less the cost of delivering services and equipment. Gross profit increased from $126,572 to $322,254 for an increase of 58% for the nine months ended September 30, 1997 and 1998, respectively.

Selling General, and Administrative Expenses

      Selling general, and administrative expenses ("SG&A") increased from $291,929 in the nine months ended September 30, 1997 to $495,375 in the nine months ended September 30, 1998 for an increase of 70%. These increases were primarily attributed to six additional personnel and overhead costs associated with LOA's expansion efforts, including additional telecommunication costs of approximately $106,000 relating to building out LOA's network backbone.

Advertising

     Advertising expenses were $4,600 for the nine months ended September 30, 1997, and $64,820 for the nine months ended September 30, 1998 for an increase of 1,039%.

Legal and Accounting

      Legal and accounting expenses increased from $19,206 in the nine months ended September 30, 1997 to $28,524 in the nine months ended September 30, 1998 for an increase of 50%. This increase resulted from legal and accounting work required in preparation of LOA's September and December private placements.

Other Expenses

      Other expenses represent interest on LOA small business loans and penalties in connection with LOA's payroll tax delinquency. Other expenses were $2,468 and $2,283 for the nine months ended September 30, 1997, and 1998, respectively.

Net Loss

     As a result of the foregoing, net loss grew from $167,825 to $178,228 for the nine months ended September 30, 1997, and 1998, respectively, for an increase of 6.2%.

Comparison of Fiscal Year Ended December 31, 1997
to Fiscal Year Ended December 31, 1996

Revenues

      LOA's revenue grew 88% from $186,702 to $351,560 for the year ended December 31, 1998, as compared to the comparable period in 1997. Revenue growth performance is attributable to increasing sales efforts, services offered, and an aggressive marketing campaign in LOA's local market, Rhode Island.

Dial-up

      During 1997, LOA expended significant marketing efforts to expand its others services dedicated to access and web services. This resulted in a decrease in LOA's dial-up customer base. As a result, dial-up revenue decreased from $168,119 to $123,680 from 1996 to 1997 for a decrease of 26%.

Dedicated Access Service

      During the fourth quarter of 1997, LOA increased its sales efforts for dedicated access service which resulted in higher revenue growth during fiscal year 1998. As a result, dedicated access service business grew based principally on ISDN, T-1 and High Speed circuit growth. Revenues grew from $14,153 to $172,734 from fiscal year 1996 to fiscal year 1997, for an increase of 1,120%.

Web Services

      During 1997, Web site hosting and consulting became more important to LOA's new and existing customers as the popularity of the web increased as a business tool. As a result, web services revenue grew from $4,430 to $41,895 from fiscal year 1996 to fiscal year 1997 for an increase of 846%.

Gross Profit

      Gross profit consists of total revenue less the cost of delivering services and equipment. Gross profit increased from $134,666 to $213,036 from 1996 to 1997 for an increase of 55%. This increase was a direct result of the increase in revenues.

Selling General, and Administrative Expenses

     Selling general, and administrative expenses ("SG&A") increased from $271,481 in fiscal year 1996 to $491,060 in fiscal year 1997, for an increase of 81%. The increases was primarily attributed to three additional personnel and overhead costs associated with LOA's expansion efforts. Included in overhead costs were additional telecommunication costs of $140,364 related to building out LOA's network.

      Advertising expenses were $64,820 and $8,089 for the years ended December 31, 1997, and 1996, respectively.

Other Expenses

      Other expenses represent interest on a small business loan and tax penalties in connection with certain payroll taxes owed to Internal Revenue Service ("IRS"). LOA settled with the IRS in the amount of $41,559 and received a final release to that effect, dated December 28, 1998. Other expenses were $26,221 and $1,977 in fiscal year 1996 and fiscal year 1997, respectively. This decrease was primarily attributed to the decrease in penalties during 1997.

Net Loss

      As a result of the foregoing, net loss grew from $163,036 to $280,001 in 1996 and 1997 for an increase of 72%.

Liquidity and Capital Resources

      LOA has historically financed our operations primarily through the sale of equity and debt securities and through funds provided by LOA's predecessor's parent company.

      During 1997, LOA received $179,260 from its parent company, GTMI. These funds were utilized to fund operations, expand marketing efforts and expand LOA's customer base. During the third quarter of 1998, LOA sold 275,000 shares of Common Stock in a private placement, dated August 18, 1998, resulting in gross proceeds of $275,000 for use in operational activities. Subsequent to September 30, 1998, LOA sold an additional 369,216 shares of Common Stock in the December Placement resulting in gross proceeds of approximately $1,200,000, and net proceeds of approximately $1,044,000.

      As of September 30, 1998, LOA had notes payable totaling $18,486, and accrued but unpaid expenses totaling $72,280, current accounts payable totaling $338,433, and a current working capital deficiency of $279,870. This working capital deficiency has been eliminated as a result of the December Placement.

      Certain payroll taxes were owed to the IRS. LOA settled with the IRS in full in the amount of $41,559 and received a final release to that effect, dated December 28, 1998.

      In August 1998, certain consultants were issued 1,000,000 warrants. The warrants are exercisable during the five-year period commencing January 15, 1999, at the exercise price of $1.00. The shares of Common Stock underlying the warrants contain certain piggyback registration rights.

      In December 1998, LOA issued 131,921 warrants to consultants and a placement agent in connection with the December Placement. 50,000 and 45,000 of the warrants are exercisable at $3.50 and $3.25 per share, respectively. The warrants are exercisable during the four-year period commencing December 31, 1998. Also issued in December 1998, were 36,921 warrants exercisable at $3.90, which are exercisable during the four year period commencing December 15, 1999.

      For the period ended September 30, 1998, LOA's negative cash flow from operations was $146,123, down from $159,628 for the same period in the prior year due to an increase in revenue growth.

      LOA anticipates based upon its currently prepared plans and assumptions relating to operations that the net proceeds from the sale of the securities offered herein and the projected cash flow from operations that the cash available will be sufficient to satisfy our contemplated cash requirements for at least the 12 months following completion of this Offering.

Year 2000 Compliance.

      The inability of computers, software and other equipment utilizing microprocessing to organize and properly address certain fields containing a two-digit year is commonly referred to as the Year 2000 problem. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

      LOA has implemented a Year 2000 program to ensure that LOA's computer systems and applications will function properly beyond 1999. LOA has identified vendor and business partner software with which it electronically interacts, or from which it purchases supplies, and has requested Year 2000 compliance certifications. LOA has received verbal assurances from those vendors and business partners that they and their respective suppliers are Year 2000 compliant. Although the LOA believes all of its systems are and will be Year 2000 compliant, there can be no assurances that all of LOA's vendors' and business partners' systems will be Year 2000 compliant. LOA's cost to comply with the Year 2000 initiative is not expected to be material.

      In addition, LOA is communicating with its external service providers to ensure that such service providers are taking appropriate action to address Year 2000 issues. However, there can be no assurance that the systems of third parties on which LOA's systems rely will connect, or that a conversion is compatible with LOA's systems and accordingly would not have an adverse effect on LOA's systems.

Recent Accounting Pronouncements.

      In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or

Obtained for Internal Use" ("SOP 98-1"). This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software as well as assists in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. LOA has not determined the impact of the adoption of SOP 98-1 as this is highly dependent upon the nature, timing and extent of future internal use software development.

      In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."
This Statement of Position provides guidance on the financial reporting of start-up costs and organization costs. It requires that the cost of start-up activities and organization costs be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. LOA does not expect adoption of this SOP to have a material impact on its financial statements.

      LOA will be required to adopt Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and is effective for years beginning after December 31, 1997. Statement 131 establishes standards for the way that public business enterprises report selected information about operating segments in financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The addition of Statement 131 will not effect LOA's results of operations or financial position, but may effect the disclosure of the segment information in the future.

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative--which focused on freestanding contracts such as options and forwards (including futures and swaps)--expanding it to include embedded derivatives and many commodity contracts. Under the Statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Earlier application is allowed as of the beginning of any quarter beginning after issuance. LOA does not anticipate that the adoption of SFAS 133 will have a material impact on its financial position or results of operations.

                                    BUSINESS

Overview

      LOA was incorporated in Rhode Island ("LOARI") in 1992 for the purpose of providing online and Internet related services. LOA is a Rhode Island regional competitive local exchange carrier ("CLEC") and information/Internet Service Provider ("IISP"). LOA currently provides a variety of internet solutions to both commercial and residential customers and we plan to include a full range of local telecommunication services, resulting in an ability to offer a complete menu of Internet, voice, data, video, and cable programming solutions to our customers.

      LOA believes that the Northeast region provides access to attractive Tier 1 (cities with populations over 2,000,000), Tier 2 and 3 (cities with populations between 250,000 and 2,000,000) demographic markets within close proximity of planned network expansions resulting in efficient utilization of network capacity. Our plan is to initiate an acquisition campaign targeting ISPs, CLECs and resellers of telecommunication services to gain market share, name recognition and valuable industry talent. In parallel with the acquisition program, LOA intends to initiate an internal growth strategy that will pursue market share through an increased direct sales force offering an expanded product line to both commercial and residential customers. Anticipated market penetration will require system upgrade and expansion through the purchase of equipment and the hiring by management of addition technical personnel.

      Our goal is to be a leading provider of a wide range of Internet, voice, data, video, and cable programming solutions to a diverse customer base in the Northeast. We believe that a strategy comprised of acquisitions and direct sales will allow us to achieve our desired market penetration and competitive position.

      In January of 1997, LOARI sold 100% of its assets to Global Telemedia International, Inc. ("GTMI") and agreed to change its name to Tekcom, Inc. In consideration for the sale, GTMI agreed to (i) assume all outstanding liabilities of LOARI; and (ii) pay LOARI shareholders 20% of the value of all LOARI business on the third anniversary of the purchase ("Contingent Sum"). At this time GTMI formed System 4, Inc., a wholly owned Delaware subsidiary, in which to transfer the LOARI assets and liabilities. In July 1997, System 4, Inc. changed its name to Log On America, Inc.

      Wan Secure, Inc. ("WS") was organized in Delaware in January 1998, to purchase 100% of the outstanding capital stock of LOA from GTMI. Pursuant to such acquisition, LOA became a wholly owned subsidiary of WS. In consideration for the purchase, WS executed a note in the amount of $100,000 ("GTMI Note"). The GTMI Note was personally guaranteed by David R. Paolo, WS's majority shareholder. In September 1998, WS effected a merger with and into LOA whereby WS was the survivor. Simultaneously with the merger, WS changed its name to Log On America, Inc.

      In and around February 1998, 100% of the shareholders of Tekcom, Inc. (formerly LOARI) agreed to surrender and release all rights and claims to the Contingent Sum. As consideration for such surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of LOA. In July 1998, GTMI accepted a settlement of the GTMI Note. In consideration for such settlement, GTMI accepted $25,000. As a result of the aforesaid transactions, LOA is a successor in interest to WS, System 4 and LOARI.

Business

      LOA is an Internet Service Provider ("ISP") which provides its customers with access to the Internet. The majority of LOA's current operations is providing dedicated access lines for commercial accounts. LOA maintains a national dial-up Internet service along with commercial Internet Protocol ("IP") transit throughout the Northeast. LOA, and its predecessor entities, has been providing on-line services, and related products, to individual and corporate clients since November 1992. LOA has also recently been approved as a competitive local exchange company ("CLEC") in Rhode Island. LOA believes its CLEC status allows it to provide a full range of local telecommunication services to its customers including voice, data, and Internet services. Such customers include residential users, Internet Exchange Carriers ("IXC"), Internet Service Providers ("ISP"), wireless carriers and business, government and institutional end users. LOA believes that its prices will be competitive with those charged by independent local exchange carriers ("ILECs"). LOA intends to provide typical phone service such as dial tone, toll calls (in-state long distance), long distance, as well as high-speed Internet access, through the use of one cable into the home of a user in the second quarter of 1999 in Rhode Island. LOA believes its commercial customers will benefit from LOA's CLEC status by LOA's ability to resell local phone services from the area's local provider (Bell Atlantic) at a discount to certain of its competitors. Currently, LOA is a retail customer of Bell Atlantic.

      LOA is also positioned to address local and wide area network ("LAN/WAN") security issues and provide secure virtual private networks, encrypted DS0 to DS3 IP transit, LAN/WAN design, Intranets, secure commerce, secure server applications, and firewall sales and support.

Marketing and Business Strategy.

      LOA's goal is to be a leading provider of a wide range of Internet, voice, data, video, and cable programming solutions in the Northeast. To effectuate such goal LOA intends to develop, utilize and package its services for the marketplace at competitive prices. LOA has focused its efforts on high revenue, high margin commercial clients which enter into term contracts for service, generally 12 months in duration. LOA believes this approach differentiates it from its competitors who generally seek bulk quantities of Internet dial-up customers for a monthly fee without contractual commitment. Although LOA also markets to customers on a monthly fee basis without contractual commitment, LOA relies on service and performance to attract and to keep its clients. LOA also provides equipment and security products to its clients which provides enhanced customer service and helps LOA meet the demands of its customers.

      LOA employs the following marketing strategies: targeted direct marketing, development of brochures, trade show participation and print media. Upon consummation of this Offering, LOA plans to expand its direct marketing sales team, and to employ more sales staff in the Northeast.

      LOA currently offers a comprehensive range of Internet access options, Web production services and Web hosting services designed to meet the needs of businesses and individual subscribers. LOA's strategy is to focus on cities that have not become the primary target markets for national ISPs such as Netcom On Line Communication Services, Inc. and America Online, Inc. or long distance carriers, and have a population base sufficient to provide a return on investment to justify our initiatives. It is the objective of LOA to provide a "one-stop-shop" to its customers. The "one-stop-shop" will require reliable Internet access, guidance and training regarding the use of the Internet and support on how to take full advantage of Internet applications pertinent to the individual customer. LOA plans to leverage its local presence in the form of customized service, and direct field sales force and customer service organizations to provide on-site sales and support. LOA also plans to remain competitive in the individual internet market with reasonably priced services.

      LOA believes its recent approval as a CLEC from the Rhode Island Public Utilities Commission provides LOA with the ability to become a full service provider of local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering products and customer service at prices competitive with those charged by the ILECs.

Internet Business

      Our strategy is to continue to focus on our internet market in the Northeast, to expand to surrounding markets and to provide direct on-site sales contact with the business communities in those areas. LOA intends to continue to expand its subscriber base by providing high quality services coupled with the expertise to assist its customers with solutions to their internet and telecommunication needs. LOA intends to achieve its strategy by focusing on the following key elements:

      1. Focus On Business Customers. LOA believes that use of the Internet by businesses will grow substantially over the next several years. The Internet has the potential to enhance productivity through improved communications, access to data, and through new ways of organizing how businesses interact, both with other commercial enterprises and with consumers. LOA believes that the Internet provides the potential for businesses, large and small, to maintain a worldwide presence for marketing their products and making information about their products and services available to interested parties in ways not possible before. LOA believes that many businesses are aware, in general, that the Internet provides a potential new means of conducting commerce, and that businesses do not have the knowledge or technical expertise required to access or use the Internet. LOA believes that by offering its business customers a service oriented relationship, it can position itself as a value added supplier and thus gain a competitive advantage over certain of its larger competitors which may be unwilling or unable to provide the kind of customized service that LOA intends to provide. In order to implement this strategy, LOA instituted a technical personnel sales staff, currently comprised of 2 individuals.

      2. Provide High-Bandwidth, Reliable Infrastructure Services. LOA has contracted with Bell Atlantic to deploy LOA's first 155Mbs OC/3 Sonnet ring ("Sonnet") around the city of Providence, Rhode Island. Sonnet will allow LOA to deliver high speed Internet access throughout all major points of Providence, Road Island.

      3. Provide Value-Added Services. LOA offers a range of value-added services designed to assist business customers in taking advantage of opportunities offered by the Internet. Our current value-added services include Web services, network consulting, security consulting, data services, commercial transaction and payment processing services, Intranet applications, and e-mail to fax services.

      4. Pricing Strategy. LOA believes that price competition will intensify as the Internet market grows and matures. LOA intends to remain competitive by pricing its services to reflect market conditions. Accordingly, LOA believes that management of its costs will be critical to remaining competitive. LOA has made and plans to continue to make investments in its hardware and network infrastructure which are designed to increase efficiency and reduce the cost of delivering its services. LOA intends to price all of its services in order to remain competitive with demand, competition and market trends.

Internet Products and Services.

      LOA is a Northeast CLEC and IISP providing Internet and wide area network ("WAN") access, Web Hosting and Web Development. Its current clients include educational facilities such as Providence College, international corporations such as Cookson America, Inc., and Toray Plastics, Inc., organizations such as Butler Hospital and the Bell Atlantic Telecommunications Center, and governmental agencies such as the Rhode Island Supreme Court, the Office of the Rhode Island Attorney General and the Rhode Island Public Utilities Commission.

      LOA provides its clients with a variety of services for Internet access such as: e-mail, web sites, and dedicated circuits with wide bandwidth to enhance data transmission. LOA's services are used by clients to receive and/or send data or display products and services on the Internet using text, high-resolution color photographs, video and/or audio.

      LOA is the Domain Name registration provider for Wenzhou Emy Network Information Company, a Chinese entity which markets access to the World Wide Web to institutions and corporations within the Zhejiang Province of the People's Republic of China.

      The following list summarizes and defines the specific products and services which LOA currently offers:

Dial-up access: Retail access for home users with personal computers.

Point to Point, 384k & 56k Frame Relay: Dedicated access for higher bandwidth solutions for corporate needs.

xDSL: High bandwidth solutions for residential and corporate needs.

Domain Names: The name used as a means of identity for use on the Internet in the People's Republic of China.

Web Page Design & Hosting: Building, designing and construction of a web sites, including corporate web sites that reside and are served from the ISP's web server.

Equipment sales: The sale of hardware associated with the deployment of Internet services. DEC Alpha servers, Cisco Routers, CSU/DSU and cables.

Banner Advertisements: Display ads and links listed on LOA's web site.

Secure Virtual Private Networks: Provides long haul connectivity between remote sites.

Encrypted DS0 to DS3 IP transit: Secure IP Tunneling with T1 to T3 local loops back-hauled through LOA's backbone.

Secure LAN and WAN design: LOA's technical team can design Local Area or Wide Area Networks for small to large corporations seeking security protection and flexibility in communications.

Intranet, Extranet, Secure Commerce: LOA's technical personnel can design custom Intranet, Extranet or Secure Commerce Server to meet various business needs.

Security Breach Investigations: LOA investigates compromised networks and attempts to identify perpetrators of security breaches.

Data Loss Insurance: LOA also offers its customers a "Data Loss Insurance Policy" that insures a network from the threat of security breaches.

      Continue To Increase The Number Of Cities Served. During 1996, LOA achieved its goal of having dial-up services in a total of 230 area codes, and LOA plans to have its own network systems in operation or under construction in a total of 20 cities by the middle of 1999, and a total of 50 cities by the end of 2000. There can be no assurance that LOA will meet such goals. LOA's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. By adding networks, LOA believes it can increase revenues and obtain economies of scale in its operating costs.

Planned CLEC Business.

      On October 6, 1998, LOA's application for CLEC status with the Rhode Island Public Utilities Commission was approved. LOA intends to become a full service provider of local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities in the Northeast by offering products with customer service at competitive prices with those charged by the ILECs. LOA plans on preparing other applications for CLEC status in the Northeast.

      The principal elements of LOA's CLEC strategy include:

      Targeting Second and Third Tier Markets. As an early entrant in selected second and third tier cities (cities with a population of between 250,000 to 2,000,000), as well as through its acquisition strategy, LOA believes it can attain a competitive position by securing franchises and rights-of-way, installing CLEC networks and facilities and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the potential growth rates for local exchange service revenues in those markets. Currently, LOA has not secured, and has no agreements to secure, any franchises, rights-of-way, installed CLEC networks, facilities, established customer relationships with IXCs, ISPs, wireless carriers, business, or government and institutional end users.

      LOA also intends to pursue opportunities in selected first tier markets defined as those cities in the Northeast with over two million people. LOA intends to utilize its existing operational capabilities in conjunction with proposed operating agreements with IXC customers. LOA's intends to design its networks to access at least 70% to 80% of the identified business, government and institutional end user revenue base and the IXC facilities ("Points of Presence" or "POPs") and substantially all of the central offices of the ILECs within the defined markets.

Expand and Enhance Service Offerings.

      LOA intends to expand its capability to provide enhanced services to complement its planned switch-based services. LOA intends that its enhanced services will include, among other things, high speed video conferencing, frame relay and ATM-based packet transport services along with its currently existing Internet access products. LOA plans to upgrade and add to its systems and services as technology and regulations permit.

Planned CLEC Products And Services.

      LOA plans to provide several types of switched access and private line services to IXC and end-user customers. Historically, competitive access providers ("CAPs") were able to offer only non-switched special access and private line services which involved the installation of dedicated lines to provide the following types of communications links:

      POP-to-POP Special Access. Telecommunications lines linking the POPs of one IXC or the POPs of different IXCs in a market, allowing these POPs to exchange transmissions for transport to their final destinations.

      End-User/IXC Special Access. Telecommunications lines between an end user, such as a business, and the local POP of its selected IXC.

      Private Line. Telecommunications lines connecting various locations of one or more customers' operations, suitable for transmitting voice and data traffic internally.

      Collocated   Special   Access:   A  dedicated   line   carrying   switched
transmissions from the IXC POP, through the ILEC's central office to the end users.

      Collocated   POP-to-ILEC  Switched  Access  Transport:  A  dedicated  line carrying switched transmissions from the ILEC's central office to an IXC's POP.

      In order to provide these services, LOA intends to offer various types of dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to its customers' needs, including:

      DS-0: A dedicated line service that meets the requirements of business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

      DS-1: A high speed channel typically linking high volume customer locations to IXCs or other customer locations. Used for voice transmissions as well as the interconnection of Local Area Networks ("LANs"), DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. LOA offers this high-capacity service for customers who need a larger communications pipeline.

      DS-3: This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This is a digital service used by IXCs for central office connections and by some large commercial users to link multiple sites.

      LOA intends to add capabilities to provide local dial tone and switched access termination and origination services to its networks.

      It is intended that the business customers served by LOA can acquire centrex and long-distance services from LOA as a reseller. In order to provide these services, LOA intends to purchase these services in bulk from the ILEC and the IXC and provide its retail customers with a single source of integrated local and long distance telecommunications services and facilities management at a discount from the published retail ILEC tariff rates. By using centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. LOA's centrex service, as envisioned, will allow medium to small business customers who lack the size or resources to support their own PBX to benefit from a telecommunications system.

      LOA intends to provide a full range of consulting, management, engineering and information system solutions for telephone, cable television and wireless providers and other telecommunications infrastructure owners and operators in the United States.

Competition

      The Internet connectivity and telecommunications business is highly competitive, and there are no substantial barriers to entry. LOA believes that competition will intensify and its ability to successfully compete depends on a number of factors including market presence, the capacity, reliability, and the security of its network infrastructure, its pricing of services compared to its competitors, the timing of new products and services by LOA and its competitors, LOA's ability to react to changes in the market, and industry and economic trends. LOA's competitors consist of (1) regional Internet access providers, (2) national Internet service providers, (3) on-line service companies, (4) regional telephone companies and national long distance carriers, and (5) hardware/software companies and cable operators, as discussed below:

      1.    Regional  Internet  Access  Providers.   LOA's  competitors  include
            numerous regional Internet access providers.

      2. National Internet Service Providers. National Internet service providers include companies such as Netcom On Line Communication Services, Inc., a division of ICG Telecom Group, Inc. ("Netcom"), PSINet, Inc. ("PSI"), UUNET Technologies, Inc. ("UUNET"), and BBN Corp., a division of GTE Corp. ("BBN"). These national competitors have established national and international networks, providing extensive coverage throughout the United States and select international locations. Netcom, PSI and UUNET have established communications and network infrastructure, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote more resources to the marketing and sale of services, than LOA. Netcom, PSI and BBN have targeted the individual dial-up market, while UUNET has specifically targeted the business markets.

      3. On-line Service Companies. Other competitors include the national on-line service providers such as America On-line, Inc., Delphi Information Services, Inc., a division of News Corp., and Genie, a division of General Electric Information Services. Most of the established on-line services are rapidly expanding their Internet access services in order to offer more direct access to the Internet at more competitive prices. On-line service companies are focused on the individual dial-up market and are becoming direct competitors with the national Internet providers and the long distance telecommunication carriers.

      4. Regional Telephone Companies and National Long Distance Companies. Regional telephone companies such as Bell Atlantic Corp., Southern New England Telephone Co., and national long distance carriers such AT&T Corp., MCI Worldcom, Inc., and Sprint Corp. have recently announced Internet access services.

      5. Hardware / Software Companies and Cable Operators. In 1995, Microsoft Corporation announced its entry into the on-line service business with "Microsoft Network," a consumer on-line service that was released as a standard integrated feature of the Windows 95 operating system. It can reasonably be expected that other significant software and/ or hardware companies will follow suit. Cable operators such as Cox Communications, Inc., and Tele-Communications, Inc., have also announced their intention to utilize their cable networks to offer Internet services. Cable modems have the capacity to transmit at speeds up to 10 megabits per second versus the normal telephone dial-up speed of 56.6 kilobits per second. Several cable companies are in the process of upgrading their systems to handle the Internet. Each of LOA's primary markets is highly competitive. Many of LOA's competitors are much larger than LOA and have substantially greater resources.

      6. CLEC - Regional CLEC competitors include Teleport, Inc., MCI Worldcom, Inc., and TCG, Inc. Most of these competitors have substantially greater resources than LOA.

Government Regulation.

      LOA is currently subject to regulation by the Federal Communications Commission ("FCC") and related state agencies. In so far as the Internet is a relatively new medium, the legal obligations and First Amendment rights of service providers and participants in the Internet, are not well defined and are evolving. The Internet has not been subject to regulation by the FCC or other governmental agencies, and standards applicable to print publishers and television in respect of the law of defamation and obscenity are not clearly applicable to the Internet. To the extent these issues have been considered by the courts, outcomes have not been uniform.

      In 1996, Congress passed a telecommunications act which, among other things, includes protection from liability for Internet providers who take steps to prevent defamatory material from being published on the Internet and also includes provisions to protect children from indecent material on the Internet. Certain provisions of that legislation regarding the imposition of criminal penalties for publication of indecent materials on the Internet were recently held to be unconstitutional by the United States Supreme Court.

      The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those offered by LOA. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a liable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected. In addition, the adoption of additional laws in the United States and in foreign countries could adversely affect our business.

Proprietary Technology.

      LOA regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods. We have registered the Internet domain name www.loa.com. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If such confusion occurs, we may lose business to a competitor, and have to adjust our advertising rates and service fees accordingly, or some users of our services may have negative experiences with other companies on their Web sites that such users erroneously associate with us.

Employees.

      As of December 31, 1998, LOA had 12 employees. Of these 12 employees, 4 were engaged in technical support, 2 in information processing services, 1 in customer support functions, 2 were engaged in sales and marketing, and 3 in administration and finance functions. LOA has no collective bargaining agreement in place and believes that its relationship with its employees is good.

Facilities.

      LOA entered into a lease agreement between LOA and Regency Plaza Associates dated May 1, 1996, for the premises located at 3 Regency Plaza, Providence, Rhode Island 02903. Said lease was amended on August 6, 1997, to provide for rental increases, additional space, and extension of its term. The lease currently provides for a term expiring on May 31, 1999. Monthly rent is currently $2,568. The facilities currently comprise approximately 3,000 square feet.

      The Company also maintains office space comprising less than 500 square feet in Massachusetts through a verbal arrangement with a customer. The Company discounts services to the customer in consideration for such space. The Company uses this space to service its Massachusetts clients and customers. Upon completion of this Offering, the Company intends to enter into a lease arrangement for an office in Massachusetts.

Legal Proceedings.

      There is currently no pending or threatened litigation against LOA.

                                   MANAGEMENT

Directors and Officers

     The following table sets forth certain information concerning each of the directors and officers of LOA:

Name                         Age               Position
----                         ---               --------
David R. Paolo               30                President, CEO and Chairman
Donald J. Schattle II        33                V.P. of Operations and Technology
                                               and Director

Kenneth M. Cornell           30                CFO

Raymond Paolo                53                V.P. of Administration, Secretary
                                               Treasurer and Director
Paul Phillips                55                Director
Deborah Stevenson            33                Director

David R. Paolo is the President, Chief Executive Officer, Chairman and founder of LOA. He has served in this position since the formation of LOA's precursor, LOARI. In 1994, Mr. Paolo was appointed as Ambassador for the Greater Providence Chamber of Commerce, which he still retains, and in 1996, he was voted chairman of the NYNEX Advisory Board. Mr. Paolo attended Roger Williams University from 1986 to 1990.

Donald J. Schattle II has served as Vice President of Operations and Technology since 1998. From 1997 to 1998, he served as Senior Systems Administrator, Director of Operations for LOA's predecessor, LOARI. Prior thereto, Mr. Schattle owned a computer consulting and technical support firm, Cybersultants, Inc., from 1995 to 1996, and was a systems administrator, and service and support engineer for AAA of South Central New England from 1992 to 1996. Mr. Schattle graduated from the University of Rhode Island in 1994 with a B.A. degree.

Kenneth M. Cornell has served as Chief Financial Officer since December 1998. Mr. Cornell is President of Cornell & Associates, Inc. a company providing financial advisory services. From July 1996 to May 1997, he served as Controller of Global Telemedia International, Inc. From 1991 to 1996 he worked at Ernst & Young LLP in the audit department. Mr. Cornell graduated with a B.S. from the University Fisher School of Accounting in May 1990. In 1991, he graduated from said university with a Masters in Accounting.

Raymond Paolo has served as V.P. of Administration, Secretary, Treasurer and director of LOA since October 1998. Prior thereto, he was Chief Financial Officer of LOARI since its inception in 1992. Mr. Paolo has worked as an independent sales representative for R.E.P. Enterprises from 1991 to 1992 and as President of Horizon Distributors, Inc., a consumer electronics and computer mass merchandiser from 1985 to 1990. Mr. Paolo graduated from the University of

Rhode Island in 1968 with a B.S. in Business Administration. In 1980, he graduated from the Williams School of Banking with a M.A. in Business Administration.

Paul Phillips has served as a director of LOA since May 1998. From 1967 to the present, Mr. Phillips has served as manager of computer operations with Blue Cross/Blue Shield of Rhode Island. Mr. Phillips manages day to day operations at Blue Cross/Blue Shield's mainframe and network systems. Mr. Philliips attended Johnson and Wales University in Rhode Island from 1970 to 1972.

Deborah Stevenson has served as a director of LOA since May 1998. Ms. Stevenson has over 10 years of experience in the data processing field in the manufacturing and financial areas working for Hasbro, where she worked from 1988-1994, and currently as Systems Project Manager at Fleet Technology
Solutions, a division of Fleet Bank. Ms. Stevenson graduated in 1989 from Community College of Rhode Island with an A.S. in computer science.

      Directors are elected to serve until the next annual meeting of the Stockholders and until their successors have been duly elected and qualified. Raymond Paolo is the father of David R. Paolo.

Compensation of Directors

      Directors do not receive compensation for attendance at meetings of the Board of Directors, but will be reimbursed for certain expenses in connection with attendance at board meetings.

Audit Committee

      The Board of Directors intends to have a standing Audit Committee as of the closing of the Offering. The Audit Committee will be comprised of the following directors: Paul Phillips, Deborah Stevenson and David Paolo. The Audit Committee will assist the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It will be responsible for recommending to the Board of Directors the independent auditors for the following year. The Audit Committee intends to meet periodically with management, financial personnel and the independent auditors to review internal accounting controls and auditing and financial reporting matters.

Executive Compensation

      For the years ended December 31, 1996, 1997 and 1998, David R. Paolo, LOA's President, was compensated and/or received advances in the amount of $60,000, $77,617 and $105,700, respectively. In 1998, Mr. Paolo executed a promissory note to LOA in the amount of $77,617 ("Paolo Note"). Pursuant to the terms of the Paolo Note, LOA agrees to forgive 25% of the principal amount each year. No other officer or director received compensation in excess of $100,000 for each of fiscal 1996, 1997 and 1998.

                           Annual Compensation                                                    Long-Term Compensation
                           -------------------                                                    ----------------------
                                                                       Restricted    Securities
Name and                                                Other Annual     Stock       Underlying       All Other
Principal Position         Year      Salary    Bonus    Compensation     Awards       Options        Compensation
------------------         ----      ------    -----    ------------     ------       -------        ------------
David R. Paolo             1998     $90,000   $2,500      -0-              -0-           -0-         $13,200(1)
                           1997     $77,617      -0-      -0-              -0-           -0-              -0-
                           1996     $60,000      -0-      -0-              -0-           -0-              -0-

(1)  Represents $7,800 for car allowance and $5,400 for club membership.

Employment Agreements

      On January 12, 1998, LOA amended an employment agreement with David R. Paolo dated January 3, 1997, to serve as President and Chief Executive Officer of LOA (the "David Employment Agreement"). The term of the David Employment Agreement is for six years commencing on January 12, 1998. Mr. Paolo's base compensation of $91,500 per year was increased to $124,500 upon the consummation of a previous private offering, dated August 28, 1998. Pursuant to the terms and conditions of the David Employment Agreement, Mr. Paolo will receive an annual increase in base compensation of 10% for the term of the agreement. Mr. Paolo's base compensation was increased to $136,950, effective January 1, 1999. The David Employment Agreement contains a provision for performance based bonuses, including non-qualified stock options upon the effectuation of a Company stock option plan, car allowance, and club membership. The David Employment Agreement contains a non-compete clause for a period of two years following the termination of Mr. Paolo's employment. The David Employment Agreement may be terminated upon 90 days written notice by either party. In addition, under certain terms and conditions of the David Employment Agreement, if LOA terminates the David Employment Agreement; Mr. Paolo may be entitled to receive the balance of any unpaid salary which would otherwise be payable to Mr. Paolo (during the remainder of the term of the David Employment Agreement).

      On January 12, 1998, LOA entered into an employment agreement with Raymond Paolo to serve as Chief Financial Officer of LOA (the "Raymond Employment Agreement"). On January 1, 1999 LOA amended the Raymond Employment Agreement to reflect his current position as V.P. of Administration, Secretary and Treasurer of LOA. The Raymond Employment Agreement's term is for six years. Mr. Paolo's base compensation of $51,500 per year was increased to $69,500 upon the consummation of a previous private offering, dated August 8, 1998. Pursuant to the terms and conditions of the Raymond Employment Agreement, Mr. Paolo will receive an annual increase in base compensation of 10% for the term of the agreement. Mr. Paolo's base compensation was increased to $76,450, effective January 1, 1999. The Raymond Employment Agreement contains a provision for performance based bonuses, including non-qualified stock options upon the effectuation of a Company stock option plan and car allowance. The Raymond Employment Agreement contains a non-compete clause for a period of two years following the termination of Mr. Paolo's employment. The Raymond Employment Agreement may be terminated upon 90 days written notice by either party. In addition, under certain terms and conditions of the Raymond Employment Agreement, if LOA terminates the Raymond Employment Agreement; Mr. Paolo may be entitled to receive the balance of any unpaid salary which would otherwise be payable to Mr. Paolo (during the remainder of the term of the Raymond Employment Agreement).

Stock Option Plan.

      In January 1998, LOA adopted the 1999 Stock Option Plan ("Plan"). The purpose of the Plan is to enable LOA to attract, retain and motivate key employees, directors, and on occasion, consultants, by providing them with stock options. Options granted under the Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. LOA has reserved 1,000,000 shares of Common Stock for issuance under the Plan. As of the date of this Prospectus, no options have been granted pursuant to the Plan.

      The Plan will be administered by the Board of Directors. The Board has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the Plan are generally not transferable, and each option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of LOA ("10% Owners"), the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the Plan may not exceed ten years, or five years in the case of 10% Owners. The specific terms of each option grant are approved by the Board of Directors and are reflected in a written stock option agreement.

Right to Designate Director.

      The Representative has the right, for a period of five years from the closing of this Offering, to designate a person for election to LOA's Board of Directors.

Limitations of Liability and Indemnification of Directors and Officers.

      LOA's Certificate of Incorporation, as amended and Amended Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of LOA's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      LOA is planning to enter into indemnification agreements with each of its current and future directors and officers which provide for indemnification of, and advancing of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancing of expenses are discretionary under Delaware law.

      LOA's Certificate of Incorporation authorizes LOA to purchase and maintain insurance for the purposes of indemnification. LOA intends to apply for directors' and officers' insurance, although there can be no assurance that LOA will be able to obtain such insurance on reasonable terms, or at all.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LOA pursuant to the foregoing provisions, or otherwise, LOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

      Section 203 of the Delaware General Corporation Law

      LOA is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (LOA did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of LOA and therefore could discourage attempts to acquire LOA.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth as of December 31, 1998, and as adjusted for this Offering, the number and percentage of outstanding shares of Common Stock beneficially owned by each person who beneficially owns (i) more than 5% of the outstanding shares of Common Stock; (ii) each of LOA's officers and directors; and (iii) all of LOA's officers and directors as a group. Except as otherwise noted, the persons named in this table, based upon information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                    Number of
                                     Shares      % Beneficially   % Beneficially
Name and Address of               Beneficially    Owned Before     Owned  After
Beneficial Owner(1)                  Owned           Offering       Offering(2)
-------------------               ------------   --------------   --------------

David R. Paolo ................   2,434,600           52.8%            35.2%
Raymond Paolo .................     200,000            4.3%             2.9%
Donald Schattle II ............      80,000            1.7%             1.2%
Paul Phillips .................      13,500             **               **
Deborah Stevenson .............      27,000             **               **
Kenneth Cornell ...............      45,000(3)          **               **
Marilyn Henderson .............     375,000            8.1%             5.4%
ICC Consulting, Inc. ..........     250,000(4)         5.4%             3.6%
  25A Sintsink Drive West
  Port Washington, NY 11050
Scofield Dennison Corp. .......     250,000(4)          5.4%             3.6%
  130 Shore Rd.
  Port Washington, NY 11050
Northeastern Fibercom .........     250,000(4)          5.4%             3.6%
  8 West 38th St.
  New York, NY 10018
Horizon Fiber, Inc. ...........     250,000(4)          5.4%             3.6%
  22 Cherry Lane
  Putnam Valley, NY 10579
All Officers and Directors ....   2,800,100           60.7%            40.5%
 as a Group (6 persons)

         ** Less than 1%

(1) Unless otherwise indicated, the addresses of each beneficial owner is c/o Log On America, Inc., 3 Regency Plaza, Providence, Rhode Island 02903.

(2) Assumes the sale of all of the shares of Common Stock offered hereby and the exercise of the Underwriter's over-allotment option. Does not reflect the exercise of the Representative's Warrants.

(3) Represents warrants for the purchase of 45,000 shares of Common Stock issuable to the securityholder in consideration of accounting and other related services rendered. Such warrants are exercisable during a four year period commencing December 31, 1998 at $3.25 per share.

(3) Represents warrants for the purchase of 250,000 shares of Common Stock during the four year period commencing January 15, 1999 at an exercise price of $1.00 per share in consideration of business sales and promotion services rendered.

                              CERTAIN TRANSACTIONS

      In 1997, LOA America, Inc., a Rhode Island corporation ("LOARI") sold 100% of its assets and liabilities to Global Telemedia International, Inc. ("GTMI") and agreed to change its name to Tekcom, Inc. In consideration for the sale, GTMI assumed the liabilities of LOARI and agreed to pay LOARI shareholders 20% of the value of all LOARI business on the third anniversary of the purchase ("Contingent Sum"). At this time GTMI formed System 4, Inc., a wholly owned Delaware subsidiary, in which to transfer the LOARI assets and liabilities. System 4, Inc. then changed its name to LOA America, Inc.

      In January 1998, Wan Secure, Inc. ("WS") was organized in Delaware to purchase 100% of the outstanding capital stock of LOA from GTMI. In consideration for the purchase, WS executed a note in the amount of $100,000 ("GTMI Note"). The GTMI Note was personally guaranteed by David R. Paolo, WS's majority shareholder.

      In and around February 1998, 100% of Tekcom, Inc. (formerly LOARI) shareholders agreed to surrender and release all rights and claims to the Contingent Sum. As consideration for such surrender and release, Tekcom shareholders received shares in LOA. In July 1998, the GTMI accepted a settlement of the GTMI Note. In consideration for such settlement, GTMI accepted $25,000.

      In May 1998, David R. Paolo, LOA's president and CEO, and Raymond Paolo, an officer and director of LOA, executed promissory notes to LOA in the amounts of $77,617.80 and $47,859.41, respectively ("Paolo Notes"). Pursuant to the terms of the Paolo Notes, LOA agrees to forgive 25% of the principal amount for each note per year. Accordingly, the Paolo Notes will be completely forgiven in 2002.

      LOA currently has office space in Massachusetts of less than 500 square feet under a verbal arrangement with a customer. In consideration of the use of its customers office LOA provides discounted services to the customer. The office is used to service its clients located in Massachusetts.

                            DESCRIPTION OF SECURITIES

      The following section does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of LOA's Certificate of Incorporation and By-laws, copies of which have been filed with LOA's Registration Statement on Form SB-2, of which this Prospectus forms a part.

      The authorized capital stock of LOA consists of 20,000,000 shares of Common Stock, $.01 par value. As of December 31, 1998, 4,610,716 shares of Common Stock were issued and outstanding. As of such date, there were 64 record holders of the Common Stock. LOA is not authorized to issue Preferred Stock.

Common Stock

      Shares of Common Stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. There is no provision for cumulative voting with respect to the election of directors by the holders of Common Stock. Therefore, the holders of more than 50% of the shares of outstanding Common Stock can, if they choose to do so, elect all of the directors of LOA. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

      The holders of Common Stock (i) have equal rights to dividends from funds legally available therefore, when and if declared by the board of directors of LOA; (ii) are entitled to share ratably in all of the assets of LOA available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of LOA; and (iii) do not have preemptive, subscriptive or conversion rights, or redemption of sinking fund provisions applicable thereto. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Warrants

      LOA currently has 1,095,000 common stock purchase warrants ("Warrants") outstanding. 1,000,000 of such Warrants, held in the aggregate by four beneficial owners, are exercisable during the five year period commencing January 15, 1999 at an exercise price of $1.00. 50,000 of such Warrants, held by one beneficial owner, are exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share. 45,000 of such Warrants, held by one beneficial owner, are exercisable during the four year period commencing December 31, 1998 at $3.25 per share. The shares of Common Stock underlying the Warrants contain piggyback registration rights, which the holders have waived with respect to this Offering and the twelve month period following completion of this Offering.

Placement Agent Warrants

      LOA issued warrants to its placement agent, Security Capital Trading, Inc., in connection with its private placement between November and December 1998. Such warrants provide for the purchase of: (ii) 13,076 shares of Common Stock upon the exercise of warrants granted on December 3, 1998, which warrants are exercisable during the four year period commencing December 3, 1999 and expiring December 3, 2003 at an exercise price of $3.90 per share; and (ii) 23,845 shares of Common Stock upon the exercise of warrants granted on December 23, 1998, which warrants are exercisable during the four year period commencing December 23, 1999 and expiring December 23, 2003 at an exercise price of $3.90 per share. These warrants provide for piggy-back and demand registration rights.

Representative's Warrants

      LOA has agreed to sell to the Representative, upon closing of this Offering, warrants for the purchase of 200,000 shares of Common Stock ("Representative's Warrants"). The Representative's Warrants may be purchased for $20. The Representative's Warrants are exercisable at a price equal to 120% of the Common Stock offering price. The Representative's Warrants are exercisable during the four year period commencing one year from the date of issuance. The Representative's Warrants contain provisions which protect the holders thereof against dilution. The exercise price and number of shares of Common Stock and Representative's Warrants purchasable will be subject to adjustment under certain circumstances, including, but not limited to, stock dividends, stock splits, mergers, acquisitions and recapitalization.

      Pursuant to the terms of the Representative's Warrants, LOA has agreed that, for a period of five years commencing on the date of this Prospectus, upon written demand of the holders of a majority of the Representative's Warrants and the securities issued pursuant thereto, LOA will, on one occasion, register for sale in a public offering under the Securities Act all or any portion of the securities issuable upon exercise of the Representative's Warrants (and the Warrants and Shares included therein). Any such registration would be at LOA's expense. LOA has also agreed to include such underlying securities in any appropriate registration statement which is filed by LOA during the five years following the date of this Prospectus.

Transfer Agent

      LOA intends to appoint Continental Stock Transfer & Trust Company as the transfer agent and registrar for the shares of Common Stock offered hereby.

                       RESALES BY SELLING SECURITYHOLDERS

      The registration statement, of which this Prospectus forms a part, also relates to the registration by LOA, for the account of the Selling Securityholders, of an aggregate of 1,896,116 shares of Common Stock and 1,131,921 shares of Common Stock underlying warrants. The Selling Securityholders' shares are not being underwritten by the Underwriters in connection with this Offering. The Selling Securityholders have agreed not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their Common Stock for a period of twelve months after the date of this Prospectus.

      The  sale  of  the   Selling   Securityholders'   shares  by  the  Selling
Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Securityholders' shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at a market prices prevailing at the time of sale, or at negotiated prices.

      The Selling Securityholders may effect such transactions by selling the Selling Securityholders' shares directly to purchasers, through broker\dealers acting as agents for the Selling Securityholders, or to broker\dealers who may purchase shares as principals and thereafter sell the Selling Securityholders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker\dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

      The Selling Securityholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

      Sales of any shares of Common Stock by the Selling Securityholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

                                Shares Owned                                   Shares Owned
                              Prior to Offering(1)     Common Stock            After Offering(2)
Names of Selling              --------------------     Offered By              ------------------
Securityholders                     Number             Beneficial Owner        Number     Percent
---------------                     ------             ----------------        ------     -------
Robert A. Schattle                  52,500                  52,500                0           0
Brian C. Schattle                   50,000                  50,000                0           0
Donald J. Schattle                 207,500                 207,500                0           0
Vivian A. Tamburini                  7,500                   7,500                0           0

                                Shares Owned                                   Shares Owned
                              Prior to Offering(1)     Common Stock            After Offering(2)
Names of Selling              --------------------     Offered By              ------------------
Securityholders                     Number             Beneficial Owner        Number     Percent
---------------                     ------             ----------------        ------     -------
Arthur G. Schattle                  10,000                  10,000                0           0
 and Sheila M. Schattle JT
Marilyn Henderson                  375,000                 375,000                0           0
Fred Stolle                        200,000                 200,000                0           0
Anthony Cattani                     27,000                  27,000                0           0
John K. Greim, Sr.                  64,000                  64,000                0           0
Victor Calderone                    32,400                  32,400                0           0
Robert and Shirley Henebury         20,250                  20,250                0           0
Paul Phillips                       13,500                  13,500                0           0
Equity Mortgage                     13,500                  13,500                0           0
Ernest Hoffer                       13,500                  13,500                0           0
John Greim, Jr.                     13,500                  13,500                0           0
Joseph DiGianfilippo                13,500                  13,500                0           0
Betty and Anthony Fiorillo          13,500                  13,500                0           0
Shannon Love Eldridge               13,500                  13,500                0           0
Peter Florio                        20,250                  20,250                0           0
Steven Marino                       27,000                  27,000                0           0
Mark and Debbie Stephenson          27,000                  27,000                0           0
Vincent Cipriano                    27,000                  27,000                0           0
Karen S. Kelly                      10,000                  10,000                0           0
Deborah L. Peacock                 100,000                 100,000                0           0
Robert M. Kessler                   50,000                  50,000                0           0
Michael Lombardi                     4,500                   4,500                0           0
James and Cindy Dugan                4,500                   4,500                0           0
Mitchell Cheek                       4,500                   4,500                0           0
David Forsley                        4,500                   4,500                0           0
Thomas O'Donnell                     2,500                   2,500                0           0
Mail Processing Concepts             4,500                   4,500                0           0
Raymond T. Mancini                  50,000                  50,000                0           0
Donald St. Angelo                   25,000                  25,000                0           0
Richard St. Angelo                  25,000                  25,000                0           0
Charles E. Casale                   30,768                  30,768                0           0
Deborah Lee                         15,384                  15,384                0           0
Eugene I. Meyers                    23,076                  23,076                0           0
Clyde D. Adams    TTEE              15,384                  15,384                0           0
 Adams Revocable Trust
Wayne B. Peacock                    15,384                  15,384                0           0
Larry H. Pallini                    15,384                  15,384                0           0
Joseph D. DiMase TTEE               15,384                  15,384                0           0
 Money Purchase Pension Plan
Louis J. Petrillo and
Anna Marie Mariniello JT             7,692                   7,692                0           0
Shirley Lynn Gasbarro Trust         15,384                  15,384                0           0
Faustin M. Kabwe                    15,384                  15,384                0           0
Michel Van Lierde                   15,384                  15,384                0           0
Dr. Christoph Ludz                  15,384                  15,384                0           0
Robert Standaert                     7,692                   7,692                0           0

                                Shares Owned                                   Shares Owned
                              Prior to Offering(1)     Common Stock            After Offering(2)
Names of Selling              --------------------     Offered By              ------------------
Securityholders                     Number             Beneficial Owner        Number     Percent
---------------                     ------             ----------------        ------     -------
Paul J. Gardella and                30,768                  30,768                 0           0
 Mark Edelsberg   as Tenants
 In Common
Shaji Ravindranathan and             7,692                   7,692                 0           0
Paul K. Chang as Tenants
 In Common
Robert F. Tierney and
 Corinne M. Tierney JT              15,384                  15,384                 0           0
Kleopatra Georgiades                15,384                  15,384                 0           0
Dalia Silverman                     15,384                  63,384(3)              0           0
Edward Miller and
 Diane Miller JT                     7,692                   7,692                 0           0
Stuart Cohen and
 Paul Waltzer as Tenants in
 Common                             15,384                  15,384                 0           0
Robert Manheimer                    15,384                  15,384                 0           0
Dr. Kenneth Barton                   7,692                   7,692                 0           0
Girolamo Sorbara                    15,384                  15,384                 0           0
Amar C. Amar                         3,846                   3,846                 0           0
R. Shastri Divakaruni                3,846                   3,846                 0           0
LOA Investment LLC                   7,692                   7,692                 0           0
Security Capital Trading, Inc.      36,921                  36,921(4)              0           0
ICC Consulting, Inc.               250,000                 250,000(5)              0           0
Scofield Dennison Corp.            250,000                 250,000(5)              0           0
Northeastern Fibercom              250,000                 250,000(5)              0           0
Horizon Fiber, Inc.                250,000                 250,000(5)              0           0
Michael H. Freedman                  2,000                   2,000(6)              0           0
Kenneth M. Cornell                  45,000                  45,000(7)              0           0

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire such shares within 60 days of December 31, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, LOA believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2)   Assumes the sale of all of the shares offered hereby.

(3) Includes 48,000 shares of Common Stock underlying a warrant exercisable during the five year period commencing December 31, 1998.

(4) Represents shares of Common Stock underlying warrants for the purchase of 36,922 shares of Common Stock exercisable during the four year period commencing December 1999 at an exercise price of $3.90 per share.

(5) Represents shares of Common Stock underlying warrants for the purchase of 250,000 shares of Common Stock during the five year period commencing January 15, 1999 at an exercise price of $1.00 per share.

(6) Represents shares of Common Stock underlying a warrant for the purchase of 2,000 shares of Common Stock exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share.

(7) Represents shares of Common Stock underlying a warrant for the purchase of 45,000 shares of Common Stock during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this Offering, there has been no market for LOA's Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices from time to time. The possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Common Stock and/or may impair LOA's ability to raise equity capital in the future.

      Upon completion of this Offering, LOA will have 6,610,716 shares of Common Stock outstanding (6,910,716 shares if the Underwriter's over-allotment option is exercised in full). The 2,000,000 shares of Common Stock offered hereby (2,300,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of LOA, as such term is defined in pursuant to Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock were sold by LOA in private transactions and may only be sold if registered under the Securities Act, sold in accordance with Rule 144 or Rule 701 thereunder or pursuant to an exemption from registration. In addition, an aggregate of 1,131,922 shares are issuable upon the exercise of outstanding warrants. All of such shares will be restricted securities when issued, unless registered.

      LOA and each of its securityholders, as well as holders of warrants to purchase Common Stock have agreed that they will not, without the prior written consent of the Representative, directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any shares of Common Stock or other similar securities, which they owned prior to the Offering, for a period of twelve months after the Offering. Such agreements provide that the Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements; however, the Representative has no intention to do so.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate (as that term is defined under the rules and regulations of the Securities Act), who has beneficially owned "restricted securities" for at least one year will be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about LOA. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of LOA at any time during the three months immediately preceding the sale is entitled to sell restricted securities pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted securities were acquired from the LOA or the date they were acquired from an affiliate of LOA. Affiliates, including members of the Board of Directors and certain of the officers of LOA continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering, are entitled to sell such shares beginning 90 days after the effective date of the Offering in reliance upon Rule 144 without having to comply with the holding period requirements set forth under Rule 144.

                                  UNDERWRITING

      The Underwriters named below ("Underwriters"), for whom Security Capital Trading, Inc. is acting as Representative, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement ("Underwriting Agreement"), to purchase from LOA, and LOA has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock set forth opposite their names:

                                                               Number of
Underwriters                                                     Shares
------------                                                     ------
Security Capital Trading, Inc...............................

         Total..............................................    2,000,000


      The Underwriters are committed to purchase all the securities offered hereby, if any of the securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

      The Selling Securityholders' shares are not being underwritten by the Underwriters in connection with this Offering. The sale of the Selling Securityholders shares by the Selling Securityholders may be effected from time to time in transactions, which may include block transactions by or for the account of the Selling Securityholders, in the over-the-counter market or in negotiated transactions or through the writing of options on the Selling Securityholders shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed at market prices prevailing at the time of sale, or at negotiated prices.

      LOA has been advised by the Representative that the Underwriters initially propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers concessions not in excess of $______ per share of Common Stock. Such dealers may reallow a concession not in excess of $______ per share of Common Stock to certain other dealers. After the commencement of the Offering, the public offering price, concessions and reallowances may be changed by the Representative. The Representative has informed LOA that it does not expect sales to discretionary accounts by the Representative to exceed five percent of the shares of Common Stock offered by LOA hereby.

      LOA has granted to the Underwriters an over-allotment option, exercisable during the 45-day period from the date of this Prospectus, to purchase from LOA up to an additional 300,000 shares of Common Stock at the initial public offering prices, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common

Stock offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

      LOA has agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of Common Stock underwritten, of which $50,000 has been paid to date. LOA has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make. LOA has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the Offering than they are committed to purchase from LOA, and in such case may purchase shares of Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 300,000 shares of Common Stock, by exercising the over-allotment option referred to above. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to the shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the shares of Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

      LOA's directors and executive officers, and all holders of shares of Common Stock, warrants or other securities convertible, exercisable or exchangeable for Common Stock, have, pursuant to certain lock-up agreements ("Lock-up Agreements"), agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of twelve months following the date of this Prospectus without the prior written consent of the Representative. An appropriate legend shall be placed on the certificates representing such securities. The Representative has no general policy with respect to the release of shares prior to the expiration of the lock-up period and has no present intention to waive or modify any of these restrictions on the sale of LOA securities.

      In  connection  with  this  Offering,  LOA  has  agreed  to  sell  to  the
Representative, and/or its designees, for nominal consideration, Representative's Warrants to purchase from LOA up to 200,000 shares of Common Stock. The Representative's Warrants are initially exercisable at any time during a period of four (4) years commencing one year from the date of the Prospectus at a price of 120% of the initial public offering price per share of Common Stock. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof. In addition, the Representative's Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one year from the date of the prospectus, except to officers of the Representative.

      Prior to this Offering, there has been no public market for LOA's Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiation between the LOA and the Representative and does not necessarily bear any relationship to LOA's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which LOA competes, an assessment of LOA's management, the prospects of LOA, its capital structure and such other factors as were deemed relevant.

      LOA has also granted to the Representative, the right, for a period of five years from the closing of the offering, to nominate a designee of the Representatives for election to the Board of Directors of LOA. LOA's officers, directors and principal shareholders have agreed to vote their shares in favor of such designee. The Representative has not yet exercised its right to designate such a person. If the Representative elects not to exercise this right, then the Representative may designate one person to attend meetings of the Board of Directors.

      Security Capital Trading, Inc. commenced operations in June 1995. Security Capital Trading, Inc. has participated as a Representative in only two public offering of securities. Accordingly, the Representative has only limited experience as an underwriter of the public offering of securities.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock being offered hereby are being passed upon for LOA by Silverman, Collura, Chernis & Balzano, P.C. ("SCCB"). Orrick, Herrington & Sutcliffe LLP, New York, New York 10112, is acting as counsel for the

Representatives in connection with this Offering. Certain designees of SCCB have been granted warrants for the purchase of an aggregate of 50,000 shares of Common Stock exercisable during the five year period commencing December 31, 1998 at an exercise price of $3.50 per share.

                                     EXPERTS

      The financial statements included in this Registration Statement for the years ended December 31, 1997 and 1996 have been examined by Tauber & Balser, PC. ("T&B"), independent certified public accountants, as set forth in its report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      With respect to the securities offered hereby, LOA has filed with the principal office of the Securities and Exchange Commission ("Commission") in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended ("Securities Act"). For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. For further information with respect to LOA and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement and its exhibits without charge, or obtain a copy of all or any portion thereof, at prescribed rates, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Registration Statement and exhibits may also be inspected at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Such other reports and other information may also be inspected without charge at a website maintained by the Commission. The address of the website is www.sec.gov.

                           GLOSSARY OF SELECTED TERMS

"Associated Services" means products indirectly related to telecommunications, including but not limited to Internet access, video conferencing, video on demand and e-mail.

"Carriers" denotes companies that are licensed by the various states to carry domestic and/or international long-distance traffic. These companies may have their own switching facilities or may contract to use the switching platform(s) of other carriers.

"Internet" means a wide collection of inter-connected networks that all use the transmission control protocol/Internet protocol (TCP/IP) operating system and that evolved from the Advanced Research Projects Administration Network which was developed in the late 1960s. The Internet

"ISP" means a company that provides access service to the Internet. Services may be provided to businesses or individual customers via simple local dial in capability or by means of dedicated high-speed transmission devices.

"PTT" is the acronym for the Postal, Telephone and Telegraph agency or ministry within a country that is responsible for the management and licensing of those services within and into and out of that country.

 "Telecommunications Industry" is intended to include carriers of voice, data and video traffic, Internet services and associated products, including transmission by satellite, wired and wireless means. The industry also includes other marketers and providers of any services.

                              LOG ON AMERICA, INC.

                              FINANCIAL STATEMENTS

                     SEPTEMBER 30, 1998 and 1997 (Unaudited)
                                       AND
                           DECEMBER 31, 1997 and 1996

                              LOG ON AMERICA, INC.

                                TABLE OF CONTENTS

                                                                           Pages
                                                                           -----

INDEPENDENT AUDITORS' REPORT                                                 F-2

BALANCE SHEETS                                                           F-3-F-4

STATEMENTS OF OPERATIONS                                                     F-5

STATEMENTS OF CASH FLOWS                                                 F-6-F-7

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)                              F-8

NOTES TO FINANCIAL STATEMENTS                                           F-9-F-15

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Log On America, Inc.
Providence, Rhode Island

We have audited the accompanying balance sheet of Log On America, Inc. as of December 31, 1997 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Log On America, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


                                                     s/ Tauber & Balser, P.C.

Atlanta, Georgia
December 18, 1998

                              LOG ON AMERICA, INC.
                                 BALANCE SHEETS
                       SEPTEMBER 30, 1998 (UNAUDITED) and
                                DECEMBER 31, 1997

                                     ASSETS

                                                    September 30,   December 31,
                                                        1998           1997
                                                    ------------    ------------
                                                    (Unaudited)
CURRENT ASSETS
  Cash                                                $ 69,911       $   --
  Accounts receivable, net of allowance
   for doubtful accounts of $4,264 at
   September 30, 1998 and $12,723 at
   December 31, 1997                                    87,495         59,602
  Other current assets                                   5,142          1,948
                                                      --------       --------
      TOTAL CURRENT ASSETS                             162,548         61,550
                                                      --------       --------
PROPERTY & EQUIPMENT, net of accumulated
  depreciation of $159,157 at
  September 30, 1998 and
  $128,164 at December 31, 1997                         62,123         66,727

OTHER ASSETS
  Goodwill, net of accumulated
    amortization of $58,721
    at September 30, 1998
    and $25,857 at
    December 31, 1997                                  248,015        155,140
  Notes receivable - officer                           128,813         78,533
  Deposits                                                 705            705
                                                      --------       --------
                                                       377,533        234,378
                                                      --------       --------
TOTAL ASSETS                                          $602,204       $362,655
                                                      ========       ========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                    September 30,  December 31,
                                                       1998           1997
                                                    -------------  ------------
                                                     (Unaudited)
CURRENT LIABILITIES
     Notes payable - current portion                 $   5,996     $   5,076
     Accounts payable                                  338,433       315,626
     Accrued expenses                                   72,280        83,445
     Deferred revenues                                  25,709        38,262
     Notes payable - related party                        --           3,267
                                                     ---------     ---------
         TOTAL CURRENT LIABILITIES                     442,418       445,676
                                                     ---------     ---------
LONG-TERM DEBT, net of current portion
     Note payable                                       12,490        17,720
                                                     ---------     ---------
STOCKHOLDERS' EQUITY (DEFICIENCY)
     Common Stock, $.01 par value;
        authorized  20,000,000 shares and
        issued and outstanding 4,241,500
        shares as of September 30, 1998
        Authorized 1,000 shares and issued
        and outstanding 100 shares as
        of December 31, 1997, respectively              18,070       179,260
     Additional paid-in capital                        307,454          --
     Accumulated deficit                              (178,228)     (280,001)
                                                     ---------     ---------
         TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)       147,296      (100,741)
                                                     ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIENCY)                                    $ 602,204     $ 362,655
                                                     =========     =========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                            STATEMENTS OF OPERATIONS
         FOR THE NINE MONTHS SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                 FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996

                                                  Nine Months
                                               Ended September 30     Year Ended December 31,
                                               ------------------     -----------------------
                                              1998           1997        1997         1996
                                              ----           ----        ----         ----
                                                 (Unaudited)
REVENUES
     Dial up                               $   177,111    $  58,793    $ 123,680    $ 168,119
     Dedicated access service                  314,272      115,456      172,734       14,153
     Web services                               51,343       32,975       41,895        4,430
     Other                                       8,578        9,814       13,251         --
                                           -----------    ---------    ---------    ---------
         Total Revenues                        551,304      217,038      351,560      186,702
                                           -----------    ---------    ---------    ---------
OPERATING EXPENSES
     Communication and internet services       228,950       90,466      138,524       52,036
     General and administrative                498,299      291,929      491,060      271,481
                                           -----------    ---------    ---------    ---------
         Total Operating Expenses              727,249      382,395      629,584      323,517
                                           -----------    ---------    ---------    ---------
OPERATING LOSS                                (175,945)    (165,357)    (278,024)    (136,815)
                                           -----------    ---------    ---------    ---------
OTHER EXPENSES
     Interest                                   (2,283)      (2,468)      (1,977)      (2,139)
     Penalties                                    --           --           --        (24,082)
                                           -----------    ---------    ---------    ---------
                                                (2,283)      (2,468)      (1,977)     (26,221)
                                           -----------    ---------    ---------    ---------
NET LOSS                                   $  (178,228)   $(167,825)   $(280,001)   $(163,036)
                                           ===========    =========    =========    =========
WEIGHTED AVERAGE COMMON SHARES
     USED IN COMPUTING BASIC AND
     DILUTED LOSS PER SHARE                  3,708,770          101          101          101
                                           -----------    ---------    ---------    ---------
BASIC AND DILUTED LOSS
      PER COMMON SHARE                     $      (.05)   $  (1,661)   $  (2,772)   $  (1,614)
                                           ===========    =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                 FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996

                                                           Nine Months
                                                       Ended September 30,     Year Ended December 31,
                                                     ----------------------    -----------------------
                                                     1998            1997         1997          1996
                                                     ----            ----         ----           ----
                                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Loss                                         $(178,228)   $(167,825)   $(280,001)   $(163,036)
                                                      ---------    ---------    ---------    ---------
     Adjustments:
         Stock issued for services                        4,392         --           --           --
         Stock issued for settlement of
            prior obligations                            10,022         --           --           --
         Notes receivable forgiven related
            to stock subscriptions                       36,110         --           --           --
         Depreciation and amortization                   63,858       37,473       71,296       36,347
         Bad debt provision                              (8,459)        (395)         903       11,820
         Negative amortization of note payable             --           --           --          1,445
         Changes in:
              Accounts receivable                       (19,432)     (39,657)     (46,808)     (10,933)
              Prepaid advertising                          --           --         20,000      (20,000)
              Other current assets                       (3,194)        (549)      (1,948)        --
              Note receivable - officer                 (50,280)     (54,501)     (78,533)        --
              Accounts payable                           22,806       24,861      105,820      152,464
              Accrued expenses                          (11,165)       7,998       13,568       61,254
              Deferred revenue                          (12,553)      32,967       38,262         --
                                                      ---------    ---------    ---------    ---------
                  Total Adjustments                      32,105        8,197      122,560      232,397
                                                      ---------    ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                                 (146,123)    (159,628)    (157,441)      69,361
                                                      ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and equipment              (26,389)     (12,257)     (12,257)     (92,857)
                                                      ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds on notes payable-related party               --           --           --          6,667
     Proceeds from capital contribution from parent
        company                                            --        179,260      179,260
     Proceeds from sale of common stock                 275,000         --           --         10,000
     Payments on note payable                           (29,310)      (3,292)      (6,362)        (594)
     Payments on notes payable-related party             (3,267)      (3,200)      (3,200)        (200)
                                                      ---------    ---------    ---------    ---------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES                                            242,423      169,501      169,698       15,873
                                                      ---------    ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH                          69,911          883         --         (7,623)
CASH BEGINNING OF PERIOD                                   --           --           --          7,623
                                                      ---------    ---------    ---------    ---------
CASH END OF PERIOD                                    $  69,911    $     883    $    --      $    --
                                                      =========    =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                 FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996

                                         Nine Months              Year Ended
                                      Ended September 30,         December 31,
                                      -------------------      -----------------
                                       1998         1997       1997         1996
                                       ----         ----       ----         ----
                                         (Unaudited)

SUPPLEMENTAL DISCLOSURES OF CASH INFORMATION:

Cash paid for interest                 $2,952       $554       $3,148       $972
                                       ======       ====       ======       ====


SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Details of acquisition
     Fair value of assets acquired                               $ 134,311
                                                                 =========
     Goodwill established                                        $ 180,998
                                                                 =========
     Liabilities assumed                                         $ 315,309
                                                                 =========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

                                                                                                   Total
                                                 Common Stock Issued   Additional               Stockholders'
                                                ---------------------   Paid-In   Accumulated      Equity
                                                Shares      Par Value   Capital     Deficit     (Deficiency)
                                                ------      ---------   -------     -------     ------------
BALANCE DECEMBER 31, 1995                           100    $ 144,200    $   --     $(172,162)     $ (27,962)

Shares issued                                         2       10,000        --          --           10,000
Net loss                                           --           --          --      (163,036)      (163,036)
                                             ----------    ---------    --------   ---------      ---------
BALANCE DECEMBER 31, 1996                           102      154,200        --      (335,198)      (180,998)

Acquisition of assets and assumptions of
     liabilities of Global Telemedia, Inc.         (102)    (154,200)       --       335,198        180,998
Capital infusion by parent company                  100      179,260        --          --          179,260
Net loss                                           --           --          --      (280,001)      (280,001)
                                             ----------    ---------    --------   ---------      ---------
BALANCE DECEMBER 31, 1997                           100      179,260        --      (280,001)      (100,741)

Acquisition of assets and assumption of
     liabilities by WAN Secure, Inc.               (100)    (179,260)       --       280,001        100,741
Issuance of common stocks for services           62,750          628       3,764        --            4,392
Issuance of common stock for notes            1,150,000       11,500      24,610        --           36,110
Issuance of common stock                        275,000        2,750     272,250        --          275,000
Issuance of common stock to President         2,434,600         --          --          --             --
Issuance of common stock for settlement of
     prior obligations                          319,150        3,192       6,830        --           10,022
Net loss                                           --           --          --      (178,228)      (178,228)
                                             ----------    ---------    --------   ---------      ---------
BALANCE SEPTEMBER 30, 1998 (unaudited)        4,241,500    $  18,070    $307,454   $(178,228)     $ 147,296
                                             ==========    =========    ========   =========      =========

   The accompanying notes are an integral part of these financial statements.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

1. Summary of Significant Accounting Policies

Nature of Business and Operating History

Log On America, Inc. was incorporated in Rhode Island ("LOARI") in 1992 for the purposes of providing online and Internet related services. In 1997, LOARI sold 100% of its assets to Global Telemedia International, Inc. ("GTMI") and agreed to change its name to Tekcom, Inc. In consideration for the sale, GTMI agreed to
(i) assume all outstanding liabilities of LOARI; and (ii) pay LOARI shareholders 20% of the value of all LOARI business on the third anniversary of the purchase ("Contingent Sum"). At this time, GTMI formed System 4, Inc., a wholly owned Delaware subsidiary, in which to transfer the LOARI assets and liabilities. In July 1997, System 4, Inc. changed its name to Log On America, Inc. ("LOA").

Wan Secure, ("WS") was organized in Delaware in January 1998 to purchase 100% of the outstanding capital stock of LOA from GTMI. Pursuant to such acquisition, LOA became a wholly owned subsidiary of WS. In consideration for the purchase, WS executed a note in the amount of $100,000 ("GTMI Note"). The GTMI Note was personally guaranteed by David R. Paolo, WS's majority shareholder. In September 1998, WS effected a merger with and into LOA whereby WS was the survivor. Simultaneously with the merger, WS changed its name to Log On America, Inc. (the "Company").

In and around February 1998, 100% of the shareholders of Tekcom, Inc. (formerly LOARI) agreed to surrender and release all rights and claims to the Contingent Sum. As consideration for such surrender and release, Tekcom shareholders received an aggregate of 795,130 shares; 319,150 shares were issued to the Contingent Sum holders and 475,980 shares were issued to the founder and President of the Company. In July 1998, GTMI accepted a settlement of the GTMI Note. In consideration for such settlement, GTMI accepted $25,000. As a result of the aforesaid transactions, the Company is a successor in interest to WS, System 4 and LOARI.

Unaudited Financial Statements

The balance sheet and statement of changes in stockholders' equity as of September 30, 1998 and the statements of income and cash flows for the nine months ended September 30, 1998 and 1997 are unaudited, and in the opinion of management, include all normal and recurring adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations for the periods presented are not necessarily indicative of the operations for the full year.

Fair Value of Financial Instruments

All current assets and liabilities are carried at cost, which approximates fair value because of the short maturity of those instruments.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

1. Summary of Significant Accounting Policies, continued

Credit Risk

The Company's accounts receivable potentially subject the Company to credit risks as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of pre-approved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The carrying amount of the Company's receivables approximates their fair value.

Property and Equipment

Purchased property and equipment are recorded at cost, and depreciated using an accelerated method over the estimated useful lives of the assets, commencing when the assets are installed or placed in service.

Goodwill

The excess of liabilities assumed over the fair value of assets acquired when the Company sold all of its assets and liabilities to Global Telemedia International, Inc. (GTMI) on January 2, 1997 was $180,998. In January, 1998 WAN Secure, Inc. purchased all of the liabilities and assets of LOA from GTMI, resulting in additional excess liabilities over fair value of assets acquired of $99,882. The resulting goodwill is being amortized by the straight-line method over a 7 year period. Amortization for the period ended September 30, 1998 was $32,864 (unaudited), and for the year ended December 31, 1997 was $25,857.

Revenue Recognition

The Company recognizes revenue when services are provided. Services are generally billed one month in advance. Advance billings and collections relating to future access services are recorded as deferred revenue and recognized when revenue is earned.

Advertising Expense

The advertising expense includes the cost of sales brochures, print advertising in trade publications and trade shows. The cost of advertising is expensed as incurred. Advertising expense was $4,600 (unaudited) for the period ended September 30, 1998 and $64,820 and $8,089 for the years ended December 31, 1997 and 1996, respectively.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

1. Summary of Significant Accounting Policies, continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Stock Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB No. 25, Accounting for Stock Issued to Employees. In accordance with those provisions, because the exercise price of the Company's stock options equals the market price of the underlying stock on the grant date, no compensation expense is recognized.

Net Loss Per Share

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 (SFAS No. 128), Earnings Per Share, which established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earning per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

All loss per share amounts have been presented to conform to the SFAS No. 128 presentation. Stock options are warrants have not been included in the computation of diluted loss per share as the computation would not be dilutive.

For additional disclosure regarding stock options and warrants see Note 9.

2. Notes Receivable - Officers

Notes receivable - officers consisted of amounts loaned to officers of the Company in the amount of $128,813 at September 30, 1998 (unaudited) and $78,533 at December 31, 1997. In May 1998, David R. Paolo, the Company's President and CEO, and Raymond Paolo, an officer and director, executed promissory notes to the Company in the amounts of $77,617 and $47,859, respectively ("Paolo Notes"). Pursuant to the terms of the Paolo Notes, the Company agrees to forgive 25% of the principal amount for each note per year if the officers remain employed by the Company. If employment is terminated, the notes become immediately due and payable.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

3. Property and Equipment

Property and equipment consist of the following:

                                                     September 30,  December 31,
                                                         1998           1997
                                                     -------------  ------------
                                                      (Unaudited)

Computer, telecommunications and office equipment      $219,326       $192,937
Leasehold improvements                                    1,954          1,954
                                                       --------       --------
                                                        221,280        194,891
Less accumulated depreciation                           159,157        128,164
                                                       --------       --------
                                                       $ 62,123       $ 66,727
                                                       ========       ========

Depreciation expense for the period ended September 30, 1998 was $30,993 (unaudited), and $45,439 and $36,347 for the years ended December 31, 1997 and 1996, respectively.

4. Accrued Expenses and Deferred Revenues

Accrued expenses and deferred revenues consisted of the following as of:

                                              September 30,         December 31,
                                                  1998                 1997
                                              -------------         ------------
                                               (Unaudited)

Accrued payroll taxes                            $59,722             $  66,994
Accrued expenses                                  12,558                16,451
                                                 -------             ---------
                                                 $72,280             $  83,445
                                                 =======             =========

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

5. Notes Payable

                                                September 30,      December 31,
                                                    1998              1997
                                                -------------      ------------
                                                 (Unaudited)
Notes payable consist of the following:

Note payable to Small Business Loan Fund
Corporation at 6.98%, due October 1999,
interest and principal payable
monthly in the amount of $594,
with balance due at maturity                       $18,486           $22,796

Notes payable to related parties at 9.25%,
interest and principal due in lump sum at
various due dates in 1997 and 1998                    --               3,267
                                                   -------           -------
                                                    18,486            26,063
Less current portion                                 5,996             8,343
                                                   -------           -------
                                                   $12,490           $17,720
                                                   =======           =======

Maturities of notes payable are as follows for the years ended December 31,

                  1998                             $ 8,343
                  1999                              17,720
                                                   -------
                                                   $26,063
                                                   =======
6. Income Taxes

There are no income tax assets, liabilities or income tax expense included in the financial statements. The Company has incurred losses since inception for both book and tax purposes. However, the Company can not utilize any federal or state loss carryforwards due to changes in ownership of the Company.

7. Lease Commitments

The Company leases office space and equipment under operating leases expiring in 1999. Rental expense for the period ended September 30, 1998 was $46,412 (unaudited), and $50,700 and $18,204 for the years ended December 31, 1997 and 1996, respectively. The following represent minimum rental payments due:

                Years ended
                December 31,                          Amount
                ------------                          ------
                   1998                              $54,684
                   1999                               23,961
                                                     -------
                                                     $78,645
                                                     =======

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

7. Lease Commitments (continued)

The Company has office space in Massachusetts of less than 500 square feet under a verbal agreement with a customer. In consideration of the use of its customer's office, LOA provides discounted services to the customer. The office is used to service its clients located in Massachusetts.

8. Reverse Merger and Subsequent Events

In October 1998, Log On America, Inc., a Delaware corporation and wholly owned subsidiary of WAN Secure, Inc. completed a reverse merger with its parent company. WAN Secure, Inc. then changed its name to Log On America, Inc., and remained a Delaware corporation.

In a private offering that occurred in November and December 1998, the Company sold $1,200,000 of unregistered shares at a price of $50,000 per unit which consists of 15,384 shares of common stock ($3.25 per share). Net proceeds to LOA were $1,044,000. Securities issued under the private offering were done so in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D. Accordingly, the transfer of the units and underlying shares of common stock is subject to substantial restrictions.

In December 1998, the Company issued 50,000 and 45,000 warrants exercisable at $3.50 and $3.25, respectively. The warrants are exercisable during the four year period commencing December 31, 1998.

In December 1998, the Company approved an initial public offering of up to 2,300,000 shares of its common stock.

On December 21, 1998, the Company paid $41,559 to the Internal Revenue Service for settlement of all past due payroll taxes.

9. Stock Options and Warrants

As of January 4, 1999, the Board of Directors has authorized the granting of options for up to 1,000,000 shares of Common Stock to officers, directors, and employees at a strike price at 85% to 90% of market value.

In August 1998, the Company issued 1,000,000 warrants to certain consultants. The warrants are exercisable during the five-year period commencing January 15, 1999 at the exercise price of $1.00. The shares of common stock underlying the warrants contain piggyback registration rights. The value of the warrants granted of $1,000,000 was determined using the Black-Sholes model.

                              LOG ON AMERICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 and 1997 (UNAUDITED) and
                   THE YEARS ENDED DECEMBER 31, 1997 and 1996

9. Stock Options and Warrants (continued)

In December 1998, the Company issued 131,922 warrants to consultants and underwriters in conjunction with the private offering and the proposed public offering. 50,000 and 45,000 of the warrants are exercisable at $3.50 and $3.25 per share, respectively. The warrants are exercisable during the four-year period commencing December 31, 1998. Also issued in December 1998, were 36,922 warrants exercisable at $3.90, which are exercisable during the four year period commencing December 15, 1998.The total value of the December, 1998 warrants, as determined by using the Black-Sholes model, was $465,245.

10. Employment Agreements

The Company has employment agreements through 2004 with David R. Paolo, President and CEO and Raymond Paolo, an officer and director. The agreements call for an annual increase of base compensation of 10%, and include provisions for performance based bonuses. The Company's potential minimum obligation under the agreements was $1,302,828 at September 30, 1998.

11. Common Stock Issued to President

In January, 1998 the board of directors of Wan Secure, Inc. approved a change in authorized common stock from 1,000 shares at no par value to 5,000,000 shares at $.01 par value. Simultaneously, the President of the Company and then sole shareholder exchanged his 1,000 shares for 1,958,620 shares of the newly authorized $.01 par value stock. In addition, the President received 475,980 shares of stock issued as a result of the settlement with the Tekcom Contingent Sum holders.

================================================================================

      No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of this date

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.............................................................3
Risk Factors...................................................................7
Use of Proceeds...............................................................19
Capitalization................................................................21
Dividend Policy...............................................................22
Dilution......................................................................23
Selected Financial Data.......................................................25
Management's Discussion and Analysis of
  Financial Condition.........................................................26
Business......................................................................33
Management....................................................................44
Principal Shareholders........................................................50
Certain Transactions..........................................................52
Description of Securities.....................................................53
Resales by Selling Securityholders............................................55
Shares Eligible for Future Sale...............................................59
Underwriting..................................................................61
Legal Matters.................................................................63
Experts.......................................................................64
Additional Information........................................................64
Glossary of Selected Terms....................................................65
Index to Financial Statements................................................F-1

                              --------------------

      Until __________, 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Representatives and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                2,000,000 SHARES

                              LOG ON AMERICA, INC.

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                         Security Capital Trading, Inc.

                               ____________, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    SEC Registration Fee                                          $11,609.36
    American Stock Exchange Listing Fee                           $10,000
    NASD Filing Fee                                               $ 4,676.03
    Printing and Engraving Expenses                               $75,000*
    Legal Fees and Expenses                                       $125,000*
    Accounting Fees and Expenses                                  $50,000*
    Transfer Agent's Fees and Expenses                            $10,000
    Blue Sky Fees and Expenses                                    $35,000
    Miscellaneous Expenses                                        $ 4,000
                                                                  -----------
                  TOTAL                                           $325,285*

      *Estimated

     The Selling Securityholders will not pay any portion of the foregoing expenses of issuance and distribution.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     LOA's Certificate of Incorporation, as amended and Amended Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of LOA's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     LOA is planning to enter into indemnification agreements with each of its current and future directors and officers which provide for indemnification of, and advancing of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancing of expenses are discretionary under Delaware law.

     LOA's Certificate of Incorporation authorizes LOA to purchase and maintain insurance for the purposes of indemnification. LOA intends to apply for directors' and officers' insurance, although there can be no assurance that LOA will be able to obtain such insurance on reasonable terms, or at all.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LOA pursuant to the foregoing provisions, or otherwise, LOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

     Section 203 of the Delaware General Corporation Law

     LOA is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (LOA did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder"
involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of LOA and therefore could discourage attempts to acquire LOA.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

December 1998 Private Placement (December Placement)

     In December 1998 LOA closed a private placement of 24 units ("Units"), each unit consisting of 15,384 shares of Common Stock, at a price of $50,000 per Unit. LOA sold 369,216 shares of its Common Stock and raised gross proceeds of $1,200,000. The placement agent for the December Placement was Security Capital Trading, Inc., which received a commission of 10% of the $1,200,000 raised and a non-accountable expense allowance of 3% per Unit sold. Security Capital Trading, Inc. was granted warrants to purchase 13,076 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants granted on December 3, 1998, which warrants are exercisable during the four year period commencing December 3, 1999 and expiring December 3, 2003 at $3.90 per share; and 23,845 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, granted on December 23, 1998, which warrants are exercisable during the four year period commencing December 23, 1999 and expiring December 23, 2003 at $3.90 per share. The December Placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

July 1998 Private Placement

     In July 1998 LOA closed a private placement of shares of Common Stock at a price of $1.00 per share. LOA sold 275,000 shares of Common Stock and received gross proceeds of $275,000. The private placement was offered by LOA's officers and directors, none of whom received commissions for the sales. The private placement was exempt from state and federal registration pursuant to Rule 506 of Regulation D, and Section 4(2) of the Securities Act.

Warrants

     In August 1998, LOA granted warrants for the purchase of 1,000,000 shares of Common Stock at an exercise price of $1.00 per share to four entities, ICC Consulting, Inc., Scofield Dennison Corp., Northeastern Fibercom and Horizon Fiber, Inc. in consideration of certain business promotion and sales. The warrants provide for piggy-back registration rights and are exercisable during the four year period commencing January 15, 1999.

     In December 1998, LOA granted warrants for the purchase of 50,000 shares of Common Stock to Silverman, Collura, Chernis & Balzano, P.C., LOA's legal counsel, for services rendered. The warrants provide for cashless exercise and piggy-back registration rights. The warrants are exercisable during the five year period commencing December 31,

1998 at an exercise price of $3.50 per share.

     In December 1998, LOA granted warrants for the purchase of 45,000 shares of Common Stock to Kenneth M. Cornell, LOA's interim CFO, for services rendered. The warrants provide for piggy-back registration rights and are exercisable during the four year period commencing December 31, 1998 at an exercise price of $3.25 per share.

     In November and December 1998, LOA granted warrants to Security Trading Capital,Inc. for the purchase of 36,921 shares of Common Stock at an exercise price of $3.90 per share in connection with the December Placement.

     All of the above  warrants  were  issued  pursuant  to an  exemption  under
Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit No.    Description
-----------    -----------
   1.1         Form of Underwriting Agreement

   1.2         Form of Representative's Warrant Agreement

   3.1         Certificate of Incorporation of Registrant, as amended

   3.2*        By-laws of Registrant, as amended

   4.1*        Specimen certificate representing Registrant's Common Stock

   5.1* Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

   10.1        David R. Paolo Employment Agreement

   10.2        Raymond Paolo Employment Agreement

   23.1* Consent of Silverman, Collura, Chernis & Balzano, P.C. (included in Exhibit 5.1)

   23.2        Consent of Tauber & Balser, P.C.

   24.1 Power of Attorney (set forth on signature page of the Registration Statement

   27.1        Financial Data Schedule

     * to be filed by amendment

     b. Financial Statement Schedules.

     None

ITEM 28. UNDERTAKINGS.

     (a) Rule 415 Offerings.

     The undersigned issuer hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Request for acceleration of effective date.

     (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

     (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

     (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Providence, State of Rhode Island, on January 6, 1999.

                                            LOG ON AMERICA, INC.

                                            By: s/David R. Paolo
                                               ---------------------------------
                                                   David R. Paolo, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints David R. Paolo, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in their respective capacities with LOA and on the dates indicated.

         Signature                    Title                           Date
         ---------                    -----                           ----

s/  David R. Paolo          Principal Executive Officer
------------------------    and Chairman of the Board            January 6, 1999
    David R. Paolo

s/ Kenneth M. Cornell       Principal Financial Officer and
------------------------    Principal Accounting Officer         January 6, 1999
   Kenneth M. Cornell

s/ Raymond E. Paolo         Vice President of Administration,
------------------------    Secretary, Treasurer and Director    January 6, 1999
   Raymond E. Paolo

                            Director
------------------------
 Donald J. Schattle III

s/   Paul Phillips          Director                             January 6, 1999
-----------------------
     Paul Phillips

s/ Deborah Stevenson
------------------------    Director                             January 6, 1999
   Deborah Stevenson

                                 EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
   1.1         Form of Underwriting Agreement

   1.2         Form of Representative's Warrant Agreement

   3.1         Certificate of Incorporation of Registrant, as amended

   3.2*        By-laws of Registrant, as amended

   4.1*        Specimen certificate representing Registrant's Common Stock

   5.1* Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

   10.1        David R. Paolo Employment Agreement

   10.2        Raymond Paolo Employment Agreement

   23.1* Consent of Silverman, Collura, Chernis & Balzano, P.C. (included in Exhibit 5.1)

   23.2        Consent of Tauber & Balser, P.C.

   24.1 Power of Attorney (set forth on signature page of the Registration Statement

   27.1        Financial Data Schedule